Filed Pursuant to Rule 424(b)(5)

File No. 333-124714

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 3, 2005)

IMMUNICON CORPORATION

$30,000,000 Subordinated Convertible Notes

Warrants to Purchase 1,466,994 Shares of Common Stock

We are offering $30.0 million in aggregate principal amount of our unsecured subordinated convertible promissory notes, or the Notes, convertible initially into an aggregate of 7,334,964 shares of our common stock. In addition, we are issuing warrants to purchase common stock, or the Warrants, exercisable initially into an aggregate of 1,466,994 shares of our common stock. Neither the Notes nor the Warrants are listed on a national exchange or included in any automated quotation system. Our common stock is traded on the NASDAQ Global Market under the symbol “IMMC.” On December 4, 2006, the last reported sale price of our common stock on the NASDAQ Global Market was $3.43 per share.

We have retained Deutsche Bank Securities Inc. as our exclusive placement agent to use its best efforts to solicit offers to purchase the Notes and the Warrants. See “Plan of Distribution” beginning on page S-36 of this prospectus supplement for more information regarding this arrangement.

Investing in the securities described in this prospectus supplement involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and beginning on page 2 of the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you make your investment decision.

The placement agent is not purchasing or selling any of the Notes or Warrants pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of Notes and Warrants. We expect that delivery of the Notes and the Warrants will be made to investors on or about December 5, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100.0%	$30,000,000
Placement Agent’s fee	7.0%	$2,100,000
Proceeds, before expenses, to Immunicon Corporation	93.0%	$27,900,000

Deutsche Bank Securities

The date of this prospectus supplement is December 5, 2006.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “Immunicon,” “we,” “us,” “our,” or similar references mean Immunicon Corporation. Our principal executive offices are located at 3401 Masons Mill Road, Suite 100, Huntingdon Valley, PA 19006 and our telephone number is (215) 830-0777. Our website is www.immunicon.com. The information on our website does not constitute a part of this document.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the Notes and the Warrants and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us and the securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement or any document incorporated by reference herein, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy the Notes or the Warrants, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy the Notes or the Warrants in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or securities are sold on a later date.

THE OFFERING

Summary of the Notes

(See the section entitled “Description of the Notes” on page S-10 of this prospectus supplement.)

Notes Offered	$30.0 million in aggregate principal amount of unsecured subordinated convertible promissory notes.

Maturity Date	Third anniversary of date of issuance, subject to extension for an additional two year period with respect to any amounts not converted as of the initial maturity date due to limitations on beneficial ownership.

Interest	Interest accrues on the Notes at an annual rate of 6% payable quarterly, in arrears, commencing in January 2007, with the interest being payable solely by addition of such interest to the principal of the Notes on a quarterly basis. From and during the occurrence of an event of default, the interest rate under the Notes will increase to 12% per annum.

Collateral; Subordination	The Notes are not secured by any of our assets or the assets of our subsidiaries. The Notes are subordinated to the indebtedness, liens and guarantees in favor of the lenders under our existing senior credit facilities.

Conversion Price and Adjustments

The principal amount of the Notes, together with any accrued and unpaid interest and any late charges, is convertible by the holders of the Notes, at any time following their issuance, into shares of the Company’s common stock at an initial conversion price of $4.09 per share, subject to certain limitations on beneficial ownership. In addition, the conversion amount of the Notes will also include the net present value of interest on the Notes calculated at a 6% discount rate upon any conversion event other than a mandatory conversion event, subject to certain limitations.

The conversion price is subject to certain adjustments set forth in the Notes, including, without limitation, full ratchet anti-dilution protection for any equity or convertible debt issuances within one year of the issuance of the Notes and standard weighted-average anti-dilution protection thereafter and full dilution protection in the event of a future issuance of any securities with a variable price feature, subject to customary exceptions and subject to limitations on the reduction of the conversion price below a $3.415 floor price without subsequent stockholder approval.

Mandatory Conversion	If, at any time after the eighteen-month anniversary of the issuance date of the Notes, the last closing sale price of the Company’s common stock on the NASDAQ Global Market exceeds $7.50 for any twenty consecutive trading days, then we will have the right, subject to compliance with certain conditions during the sixty-day period prior to the mandatory conversion twenty trading day measurement period, which conditions will include but will not be limited to our continued listing on an eligible trading market, compliance with certain covenants and the lack of occurrence of an event of default, to require the holders of the Notes to convert all or any portion of the conversion amount of the Notes into shares of common stock at the then-applicable conversion price, subject to certain limitations on beneficial ownership.

Events of Default	The Notes will contain customary events of default provisions, including without limitation, suspension from trading, failure to cure conversion failures, breaches of covenants (including without limitation the Note covenants described below), breaches of material representations, failure to repay certain indebtedness, the occurrence of bankruptcy or similar events, and the rendering of a final judgment in excess of $500,000 not covered by insurance. After the occurrence of an event of default, any holder may require us to redeem all or a portion of the holder’s Note at a redemption price in cash equal to the greater of (i) the product of (x) the conversion amount of the Notes to be redeemed and (y) the applicable redemption premium (120%), and (ii) the product of (A) the applicable conversion rate of the Notes with respect to such conversion amount of the Notes in effect at such time as the holder delivers the redemption notice and (B) the greater of (1) closing sale price of the common stock on the date immediately preceding the event of default, and (2) the closing sale price of the common stock on the date immediately after the event of default and (3) the closing sale price of the common stock on the date the holder delivers the redemption notice.

Change of Control	In connection with a change of control of the Company, the holders of the Notes will have the right to require us to redeem all or any portion of their Notes at a redemption price in cash equal to the greater of (i) the product of (x) the conversion amount of the Notes being redeemed and (y) the quotient determined by dividing (A) the greater of the closing sale price of the common stock immediately prior to the consummation of the change of control, the closing sale price of the common stock immediately following the public announcement of such proposed change of control and the closing sale price of the common stock immediately prior to the public announcement of such proposed change of control by (B) the then applicable conversion price, and (ii) 120% of the conversion amount of the Notes being redeemed (except for conversion amounts not converted because of limitations on beneficial ownership which shall not be multiplied by such 120% premium). Notwithstanding the foregoing, if in any change of control we are not the successor entity, we will be required to redeem all of the Notes at the redemption price.

Fundamental Transactions	For fundamental transactions generally, subject to the foregoing change of control provisions, we will be required to reaffirm to the holders our obligations under the financing agreements as well as to provide a confirmation that following the consummation of the fundamental transaction, the Notes will be convertible into either (i) our common stock or other shares of publicly traded common stock (or their equivalent) of the Company, or the Company as a successor entity, or (ii) if we are not a publicly traded entity following the fundamental transaction, the securities or other cash or assets that holders of the Notes would have received had they converted the Notes immediately prior to the consummation of the fundamental transaction.

Covenants	The Notes will contain covenants which, among other things, restrict our ability to incur additional indebtedness other than in connection with existing senior indebtedness or other permitted indebtedness under the terms of the Notes, or to make distributions on or repurchase shares of our common stock. In addition, we will be required to maintain certain amounts of available cash as of the end of each fiscal quarter in amount at least equal to our cash burn for such fiscal quarter multiplied by four.

Summary of the Warrants

(See the section entitled “Description of the Warrants” on page S-22 of this prospectus supplement.)

Exercise Amount and Price	Warrants to purchase up to an aggregate of 1,466,994 shares of the Company’s common stock, subject to certain limitations on beneficial ownership, at an initial exercise price of $4.09 per share.

Expiration Date	The Warrants are exercisable at any time following the date that is six months from the date of issuance until the fifth anniversary of the date of issuance.

Exercise Price Adjustments	The exercise price is subject to certain adjustments set forth in the Warrants, including, without limitation, full ratchet anti-dilution protection for any equity or convertible debt issuances within one year of the issuance of the Warrants and standard weighted-average anti-dilution protection thereafter and full dilution protection in the event of a future issuance of any securities with a variable price feature, subject to customary exceptions and subject to limitations on the reduction of the exercise price below a $3.415 floor price without subsequent stockholder approval.

Fundamental Transactions	In the event of a fundamental transaction, the Warrant holder may require us to purchase the Warrant for cash at a price equal to the value of the remaining unexercised portion of the Warrant determined using the Black-Scholes Option Pricing Model. For fundamental transactions generally, subject to the foregoing provision, we will be required to reaffirm to the holders our obligations under the financing agreements as well as to provide a confirmation that following the consummation of the fundamental transaction, the Warrant will be exercisable into either (i) our common stock or other shares of publicly traded common stock (or their equivalent) of the Company, or the Company as the successor entity, or (ii) if we are not a publicly traded entity following the fundamental transaction, the securities or other cash or assets that the holder of the Warrant would have received had it exercised the Warrant immediately prior to the consummation of the fundamental transaction.

Cashless Exercise; Payments for Failure to Deliver Shares

The Warrants may only be exercised on a “cashless exercise” basis in the event that registration statement covering the issuance of shares upon exercise of the Warrants is not available at the time of exercise of such Warrants. The Warrants contain provisions requiring us to make cash payments to a Warrant holder in amounts described in the Warrants for failure to timely deliver shares of common stock upon exercise of the Warrant by a holder.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and the risk factors beginning on page 2 of the accompanying prospectus and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into this prospectus supplement and the accompanying prospectus before purchasing the Notes and the Warrants. Specifically, you should carefully read the risk factors beginning on page 34 of our Annual Report on Form 10-K for the year ended December 31, 2005, and the risk factor on page 40 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The risks and uncertainties described below, in the accompanying prospectus and incorporated by reference into the accompanying prospectus and this prospectus supplement are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks or uncertainties occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risk Factors Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders and other securityholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. See “Use of Proceeds” at page S-8 of this prospectus supplement for a description of our management’s intended use of the proceeds from this offering.

Risks Related to the Notes and the Warrants

Our indebtedness obligations may adversely affect our cash flow.

Should we be unable to satisfy our payment obligations under the Notes, we may have to restructure or limit our operations. Our indebtedness could have significant additional negative consequences, including, but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	limiting our flexibility to plan for, or react to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage to competitors with less debt obligations and competitors that have better access to capital resources.

The Notes provide that upon the occurrence of various events of default and change of control transactions, the holders would be entitled to require us to repay the Notes for cash, which could leave us with little or no working capital for operations or capital expenditures.

The Notes allow the holders thereof to require us to repay the Notes upon the occurrence of various events of default, such as the termination of trading of our common stock on a qualified stock market or quotation system or a breach by us of the covenants set forth in the Note, as well as specified change of control transactions. In such a situation, we may be required to repay all or part of the Notes, including any accrued interest and penalties. Some of the events of default include matters over which we may have little or no control. If an event of default or a change of control occurs, we may be unable to repay the full price in cash. Even if we were able to prepay the full amount in cash, any such repayment could leave us with little or no working capital for our business. We have not established a sinking fund for payment of our obligations under our Notes, nor do we anticipate doing so.

We may not have sufficient funds to make required payments on the Notes.

Our liquidity position is constrained by the operating losses from our business. As a result, we may not have sufficient funds to make the interest and principal payments on the Notes when due, either at maturity or upon the occurrence of various events of default or specified change of control transactions. If we do not have sufficient funds to make these payments, we will have to obtain an alternative source of funds, including sales of our assets or assets of our subsidiaries or sales of our equity securities or capital. We cannot assure you that we will be able to obtain sufficient funds to meet our payment obligations under the Notes through any of these alternatives or that we will be permitted by our senior lenders to obtain funds through any of these alternatives. In the event that we are not able to make the required payments at maturity or otherwise, we will be forced to seek alternatives, including seeking additional debt financing or equity financing or a potential reorganization under Chapter 11 of the United States Bankruptcy Code.

The Notes are subordinated to the rights of the lenders of our senior indebtedness.

The Notes are unsecured obligations and are subordinated in right of payment to the rights of the lenders under our senior credit facilities with respect to all payment obligations, subject to limited exceptions. The documents governing our senior indebtedness place restrictions on our ability to make payments under the Notes.

There are certain conversion and exercise restrictions associated with the Notes and the Warrants.

The Notes and the Warrants may not be converted or exercised if the holder of the respective security (together with its affiliates) would beneficially own in excess of 4.99% of our outstanding common stock following such exercise or conversion. By written notice to us, the holders may increase this percentage not in excess of 9.99%. Under certain conditions, if there is any unconverted amount of the Notes as of the fourth anniversary of the date of issuance of the Notes, this percentage shall automatically increase to 9.99% as of such date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, or that will be incorporated herein by reference, constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements include management’s expectations regarding future financial performance, industry trends, levels of competition, business and sales activities, research, product development, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions by management, we can give no assurance that our expectations will be achieved. Our actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond our control. These factors include, but are not limited to, risks associated with our dependence on Veridex, LLC; our capital and financing needs; research and development and clinical trial expenditures; commercialization of our product candidates; our ability to use licensed products and to obtain new licenses from third parties; our ability to manage growth; obtaining necessary regulatory approvals; reliance on third-party manufacturers and suppliers; reimbursement by third-party payors to our customers for our products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under our agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to our products; effectiveness of our products compared to competitors’ products; protection of our intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against us; labor, contract or technical difficulties; competitive pressures in our industry; other risks and uncertainties discussed under the section titled “Risk Factors”; and other risks and uncertainties, as may be detailed from time to time in our public announcements and filings with the SEC.

We do not intend to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements other than as required under the federal securities laws.

USE OF PROCEEDS

We will receive net proceeds of approximately $27.4 million from the sale of the Notes and the Warrants in this offering after deducting the placement agent fees and estimated offering expenses payable by us. We would also receive additional funds in the event of any cash exercise of the Warrants.

We expect to use the net proceeds from this offering for continued commercialization of our medical diagnostic products and services, including manufacturing and clinical trials, other research, development and marketing activities outside of the field of cancer, capital expenditures and working capital and other general corporate purposes.

Our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

	Fiscal Quarter Ended September 30, 2006	Fiscal Years Ended
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges(1)

(1)	Earnings were not sufficient to cover fixed charges by amounts equal to the net loss from continuing operations of $5,556,000 for the fiscal quarter ended September 30, 2006, and $26,878,000, $27,933,000, $17,643,000, $18,321,000 and 12,042,000 for the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively. For this reason no ratios are provided for these periods.

DESCRIPTION OF THE NOTES

The following is a summary of certain provisions of the Notes and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the terms and conditions of the Notes. A copy of the Form of Note will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

General

The Notes:

•	are in an aggregate principal amount of $30.0 million;

•	are convertible, at the holder’s option, into shares of our common stock at an initial conversion price of $4.09 per share;

•	bear interest at 6%, with the interest being payable solely by addition of such interest to the principal of the Notes on a quarterly basis in the date of January, April, July and October of each year corresponding to the issuance date (each, an “Interest Date”), with the first Interest Date being in January 2007;

•	are due and payable on the third anniversary of date of issuance, subject to extension for an additional two year period with respect to any amounts not converted as of the initial maturity date due to limitations on beneficial ownership;

•	are unsecured; and

•	rank junior to all indebtedness under our existing senior credit facilities.

Interest and Interest Rate

Interest on the outstanding principal (including Capitalized Interest (as defined below)) amount of the Notes shall commence accruing on the issuance date of the Notes and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable quarterly, in arrears, on each Interest Date, with the first Interest Date being in January 2007, by adding such interest to the principal amount of the Notes as of such Interest Date (the “Capitalized Interest”).

Prior to becoming Capitalized Interest on an Interest Date, interest on the Notes shall accrue at a 6% interest rate and be payable by way of inclusion of such interest in the Conversion Amount (as defined in the section entitled “Conversion” below). From and after the occurrence and during the continuance of an Event of Default (as defined in the section entitled “Rights upon an Event of Default” below), the interest rate shall be increased to 12%. If such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

Conversion

At any time or times on or after the issuance date of the Notes, the holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of common stock. We shall not issue any fraction of a share of common stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of common stock, we shall round such fraction of a share of common stock up to the nearest whole share. We shall pay any and all transfer taxes and similar taxes that may be payable with respect to the issuance and delivery of common stock upon conversion of any Conversion Amount; provided that we shall not be required to pay any tax that may be payable in respect of any issuance of common stock to any person other than the converting holder or with respect to any income or similar tax due by the holder with respect to the Notes or such common stock.

The number of shares of common stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

•	“Conversion Amount” means the sum of (A) the portion of the principal of the Note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal and (C) accrued and unpaid late charges with respect to such principal and interest and (D) in the case of an optional conversion, a Holder Change of Control Redemption (as defined in the section entitled “Change of Control Redemption Rights” below) or a Company Change of Control Redemption (as defined in the section entitled “Change of Control Redemption Rights” below), the applicable Present Value of Interest (as defined below).

•	“Conversion Price” means, as of any conversion date or other date of determination, $4.09, subject to adjustment as provided herein.

•	“Present Value of Interest” means the amount of any interest that, but for an optional conversion, a Holder Change of Control Redemption or a Company Change of Control Redemption, as applicable, would have accrued under the Notes at the interest rate for the period from the applicable conversion date, through the maturity date of the Notes discounted to the present value of such interest using a discount rate equal to six percent (6%).

If within three trading days after our receipt of the facsimile copy of a conversion notice sent by a holder of a Note, we shall fail to issue and deliver a certificate to the holder or credit the holder’s balance account with DTC for the number of shares of common stock to which the holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure “), and if on or after such trading day the holder purchases (in an open market transaction or otherwise) common stock to deliver in satisfaction of a sale by the holder of common stock issuable upon such conversion that the holder anticipated receiving from us, then we shall, within five business days after the holder’s request and in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of common stock so purchased (the “Buy-In Price”), at which point our obligation to deliver such certificate (and to issue such common stock) shall terminate, or (ii) promptly honor our obligation to deliver to the holder a certificate or certificates representing such common stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of common stock, times (B) the closing bid price of the common stock on the date of conversion.

Fundamental Transactions

If we enter into or are a party to a fundamental transaction in which we are the successor entity, we shall deliver to the holders (i) an affirmation that the Notes shall be a continuing obligation, and a reaffirmation of the obligations under the documents executed in connection with the offering of the Notes and the Warrants following such fundamental transaction and

(ii) a confirmation that there shall be issued upon conversion of the Notes at any time after the consummation of the fundamental transaction, (A) our common stock or such other shares of publicly traded common stock (or their equivalent), or our common stock as the successor entity or (ii) if we are not a publicly traded entity following such fundamental transaction, in lieu of the shares of the our common stock (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such fundamental transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holders would have been entitled to receive upon the happening of such fundamental transaction had the Notes been converted immediately prior to such fundamental transaction, in each case as adjusted in accordance with the provisions of the Note.

Fundamental transactions include transactions such as (i) certain consolidations or mergers, (ii) selling, assigning, transferring, conveying or otherwise disposing of all or substantially all of our properties or assets, (iii) undergoing a third-party purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of our common stock, or (iv) consummating a stock purchase agreement or other business combination whereby another person or entity acquires more than the 50% of the outstanding shares of our common stock, (v) reorganizing, recapitalizing or reclassifying our common stock or (vi) undergoing a transaction or series of transactions whereby any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding common stock.

Change of Control Redemption Rights

No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control (as defined below), but not prior to the public announcement of such Change of Control, we shall deliver written notice thereof via facsimile and overnight courier to the holders of the Notes (a “Change of Control Notice”). At any time during the period beginning on the date of the holders’ receipt of a Change of Control Notice and ending twenty (20) trading days after the consummation of such Change of Control, the holders may require us to redeem (a “Holder Change of Control Redemption”) all or any portion of the Notes by delivering written notice thereof (“Holder Change of Control Redemption Notice”) to us, which Holder Change of Control Redemption Notice shall indicate the Conversion Amount such holder is electing to redeem. The portion of the Notes subject to redemption shall be redeemed by us in cash at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the greater of the closing sale price of the common stock immediately prior to the consummation of the Change of Control, the closing sale price immediately following the public announcement of such proposed Change of Control and the closing sale price of the common stock immediately prior to the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 120% of the Conversion Amount being redeemed (the “Change of Control Redemption Price”).

In the event of a Change of Control where we are not the successor entity, then we shall redeem the Notes (a “Company Change of Control Redemption”), in whole and not in part, at a price equal to the Change of Control Redemption Price. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of any Change of Control described in the foregoing sentence, but not prior to the public announcement of such Change of Control, we shall provide notice (the “Company Change of Control Redemption Notice”) of a Company Change of Control Redemption in writing to the holders. The Company Change of Control

Redemption Notice shall state (i) that, following the consummation of the Change of Control, we shall redeem all of the outstanding Notes on the Company Change of Control Redemption Date (as defined below), (ii) that we shall consummate the Company Change of Control Redemption on the twentieth (20th) day following the consummation of such Change of Control (the “Company Change of Control Redemption Date”), (iii) the aggregate outstanding Conversion Amount of the Notes subject to redemption from all the holders of the Notes and (iv) the Company Change of Control Redemption Price that is to be paid to such holder on the Company Change of Control Redemption Date.

A “Change of Control” is defined in the Notes as a transaction whereby we shall, directly or indirectly, in one or more related transactions:

•	consolidate or merge with or into (whether or not we are the surviving corporation) another person or persons, if the holders of the common stock (not including any shares of common stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the common stock or such voting securities of such other surviving person immediately following such transaction;

•	sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets;

•	allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of common stock (not including any shares of common stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer);

•	consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than the 50% of the outstanding shares of common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination);

•	reorganize, recapitalize or reclassify our common stock; or

•	have any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock.

A Change of Control does not include (A) any reorganization, recapitalization or reclassification of our common stock, in which holders of our common stock immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of our board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing our jurisdiction of incorporation.

Rights upon an Event of Default

Each of the following events constitutes an “Event of Default” under the Notes:

•	the suspension from trading or failure of our common stock to be listed on a stock exchange for a period of five consecutive trading days or for more than an aggregate of ten trading days in any 365-day period;

•	our (A) failure to cure a Conversion Failure by delivery of the required number of shares of common stock within ten business days after the applicable date of conversion or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of our agents, at any time, of our intention not to comply with a request for conversion of any Notes into shares of common stock that is tendered in accordance with the provisions of the Notes;

•	at any time following the 10th consecutive business day that a holder’s Authorized Share Allocation (as defined in the section entitled “Reservation of Authorized Shares of Common Stock” below) is less than the number of shares of common stock that such holder would be entitled to receive upon a conversion of the full Conversion Amount of the Note (without regard to any limitations on conversion);

•	our failure to pay to a holder any amount of principal (including, without limitation, any redemption payments), interest, late charges or other amounts when and as due under the Notes, except, in the case of a failure to pay interest and late charges when and as due, in which case only if such failure continues for a period of at least five business days;

•	we either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any of our indebtedness in excess of $250,000, individually or in the aggregate, due to any third party, other than, with respect to unsecured indebtedness only, payments contested by us in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, individually or in the aggregate, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding us, which default or event of default would or is likely to have a material adverse effect on our business, operations, properties, prospects of financial condition;

•	we, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commence a voluntary case, (B) consent to the entry of an order for relief against it in an involuntary case, (C) consent to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) make a general assignment for the benefit of our creditors or (E) admit in writing that we are generally unable to pay our debts as they become due;

•	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against us or any of our subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of our subsidiaries or (C) orders our liquidation;

•

a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against us or any of our subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit-worthy party shall not be included in calculating the $500,000 amount set forth above;

•	we breached any covenant or other term or condition or any material representation or warranty of any documents executed in connection with the offering of the Notes, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten consecutive business days; or

•	any breach or failure in any respect to comply with the covenants included in the Notes.

Upon the occurrence of an Event of Default with respect to the Notes, we shall within one business day deliver written notice thereof via facsimile or e-mail and overnight courier (an “Event of Default Notice”) to the holders. At any time after the earlier of the holders’ receipt of an Event of Default Notice and the holders becoming aware of an Event of Default, the holders may require us to redeem all or any portion of the Notes by delivering written notice thereof (the “Event of Default Redemption Notice”) to us, which Event of Default Redemption Notice shall indicate the portion of the Notes the holders are electing to redeem. Each portion of the Notes subject to redemption shall be redeemed by us at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the applicable redemption premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the holder delivers an Event of Default Redemption Notice and (B) the greater of (1) the closing sale price of the common stock on the date immediately preceding such Event of Default, (2) the closing sale price of the common stock on the date immediately after such Event of Default and (3) the closing sale price of the common stock on the date the holder delivers the Event of Default Redemption Notice (the “Event of Default Redemption Price”).

Mandatory Conversion

If at any time from and after the 18 month anniversary of the issuance date of the Notes (the “Mandatory Conversion Eligibility Date”) (i) the closing sale price of our common stock equals or exceeds, for each of any 20 consecutive trading days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”), $7.50 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events, including any occurring during such Mandatory Conversion Measuring Period) and (ii) there shall not have been any Equity Conditions Failure (as defined below), we shall have the right to require the holders to convert all, or any portion, of the Conversion Amount then remaining under the Notes into fully paid, validly issued and nonassessable shares of common stock at the Conversion Rate as of the Mandatory Conversion Date (as defined below) with respect to the Conversion Amount (a “Mandatory Conversion”). We may exercise our right to require conversion by delivering within not more than three trading days following the end of any such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the transfer agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (1) the trading day selected for the Mandatory Conversion in accordance herewith, which trading day shall be at least 20 trading days but not more than 60 trading days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (2) the aggregate Conversion Amount of the Notes subject to mandatory conversion from all of the holders of the Notes pursuant hereto and (3) the number of shares of common stock to be issued to the holders on the Mandatory Conversion Date. All

Conversion Amounts converted by the holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of the Notes required to be converted on the Mandatory Conversion Date. If we cannot effect a Mandatory Conversion, in whole or in part, of the Conversion Amount of the Notes (such portion, the “Unconverted Amount”) as contemplated in any Mandatory Conversion Notice due to the limitation on conversions described in the section entitled “Limitations on Conversion” below, then, as of the applicable Mandatory Conversion Date, (x) interest on such Unconverted Amount shall cease to accrue, (y) the holders shall have no right to require an Event of Default Redemption with respect to such Unconverted Amount for certain Events of Default and (z) such Unconverted Amount shall be converted on the date such conversion is permitted under the limitations of conversion.

An “Equity Conditions Failure” means that on any day during the period commencing ten trading days prior to the applicable Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

Equity Conditions means each of the following conditions:

•	on each day during the period beginning 60 days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), all shares of common stock issuable upon conversion of the Notes and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws, other than any restrictions on sale imposed on the holder by virtue of the holder being our affiliate;

•	during the Equity Conditions Measuring Period the common stock is designated for quotation on the NASDAQ Global Market or any other eligible market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by us) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market;

•	during the Equity Conditions Measuring Period, we shall have delivered shares upon conversion of the Notes and upon exercise of the Warrants to the holders on a timely basis;

•	any applicable shares of common stock to be issued in connection with the event requiring determination may be issued in full without violating the terms of the Notes and the rules or regulations of the NASDAQ Global Market or any other applicable eligible market; provided, however, that in the event that such shares of common stock cannot be issued in full, we shall be permitted to issue to the holder the maximum amount of shares of common stock without causing any such violation;

•	during the six-month period ending on and including the date immediately preceding the applicable date of determination, we shall not have failed to timely make any payments within five business days of when such payment is due pursuant to any document executed in connection with the offering of the Notes and the Warrants;

•	during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended fundamental transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default;

•	we shall have no knowledge of any fact that would cause any shares of common stock issuable upon conversion of the Notes and shares of common stock issuable upon exercise of the Warrants not to be eligible for sale without restriction without the need for registration under any applicable federal or state securities laws, other than any restrictions on sale imposed on the holder by virtue of the holder being our affiliate; and

•	we otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any document executed in connection with the offering of the Notes and the Warrants.

Limitation on Conversions

We shall not effect any conversion of the Notes, and the holders of the Notes shall not have the right to convert any portion of the Notes, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of common stock outstanding immediately after giving effect to such conversion. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In determining the number of outstanding shares of common stock, the holder may rely on the number of outstanding shares of common stock as reflected in (x) our most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by us or (z) any other notice by us or the transfer agent setting forth the number of shares of common stock outstanding. By written notice to us, the holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to us, and (ii) any such increase or decrease will apply only to the notifying holder and not to any other holder of Notes. If there is any unconverted amount of the Notes as of the fourth anniversary of the date of issuance of the Notes, the Maximum Percentage shall automatically increase to 9.99% as of such date.

We shall not be obligated to issue any shares of common stock upon conversion of the Notes, and the holders of the Notes shall not have the right to receive upon conversion of the Notes any shares of common stock, if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock which we may issue upon conversion or exercise, as applicable, of the Notes and the Warrants without breaching our obligations under the rules or regulations of the NASDAQ Global Market (the “Exchange Cap”), except that such limitation shall not apply in the event that we (A) obtain the approval of our stockholders as required by the applicable rules of the NASDAQ Global Market for issuances of common stock in excess of such amount or (B) obtains a written opinion from our outside counsel that such approval is not required, which opinion shall be reasonably satisfactory to the holders.

Rights upon the Issuance of Purchase Rights

If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock (the “Purchase Rights”), then the holders of the Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holders could have acquired if the holders had held the number of shares of common stock acquirable upon complete conversion of the Notes (without taking into account any limitations or restrictions on the convertibility of the Notes) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

Adjustments of Conversion Price; Anti-Dilution Protections

If through the first anniversary of the issuance date of the Notes, we issue or sell, or are deemed to have issued or sold, any shares of common stock (including the issuance or sale of shares of common stock owned or held by us or for our account, but excluding shares of common stock deemed to have been issued or sold by us in connection with certain excluded issuances and transactions) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. If and whenever on or after the first anniversary of the issuance date of the Notes, we issue or sell, or are deemed to have issued or sold, any shares of common stock (including the issuance or sale of shares of common stock owned or held by us or for our account, but excluding shares of common stock deemed to have been issued or sold by us in connection with certain excluded issuances and transactions) in a Dilutive Issuance, then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of common stock deemed outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by us upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Applicable Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of common stock deemed outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this provision, the following shall be applicable:

•	If we in any manner grant or sell any option and the lowest price per share for which one share of common stock is issuable upon the exercise of any such option or upon conversion or exchange or exercise of any convertible securities issuable upon exercise of such option is less than the Applicable Price, then such share of common stock shall be deemed to be outstanding and to have been issued and sold by us at the time of the granting or sale of such option for such price per share.

•	If we in any manner issue or sell any convertible securities and the lowest price per share for which one share of common stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of common stock shall be deemed to be outstanding and to have been issued and sold by us at the time of the issuance or sale of such convertible securities for such price per share.

•	If the purchase price provided for in any options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any convertible securities, or the rate at which any convertible securities are convertible into or exchangeable or exercisable for common stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. If the terms of any option or convertible security that was outstanding as of the subscription date for the Notes are changed in the manner described in the immediately preceding sentence, then such option or convertible security and the common stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

•	In case any option is issued in connection with the issue or sale of other of our securities, together comprising one integrated transaction in which no specific consideration is allocated to such options by the parties thereto, the options will be deemed to have been issued for a consideration of $.01. If any common stock, options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by us therefor. If any common stock, options or convertible securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by us will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by us will be the closing sale price of such securities on the date of receipt. If any common stock, options or convertible securities are issued to the stockholders of the non-surviving entity in connection with any merger in which we are the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such common stock, options or convertible securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by us and the holders of at least two-thirds of the aggregate principal amount of the Notes. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined, at our expense, within five business days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by us and the holders of at least two-thirds of the aggregate principal amount of the Notes. The determination of such appraiser shall be deemed binding upon all parties absent manifest error.

•	If we take a record of the holders of common stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in common stock, options or in convertible securities or (B) to subscribe for or purchase common stock, options or convertible securities, then such record date will be deemed to be the date of the issue or sale of the common stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

•	Until such time as we receive any stockholder approval that may be required under any applicable stockholder approval provisions in order to allow the Conversion Price to be less than the Conversion Floor Price (as defined below), including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of our securities are listed or designated (the “Required Stockholder Approval”), no adjustment pursuant to issuances of common stock or Variable Price Securities (as defined below) shall cause the Conversion Price to be less than $3.415, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction (the “Conversion Floor Price”).

If we at any time on or after the subscription date of the Notes subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of our outstanding shares of common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If we at any time on or after the subscription date of the Notes combine (by combination, reverse stock split or otherwise) one or more classes of our outstanding shares of common stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

If we in any manner issue or sell any options or convertible securities (any such securities, “Variable Price Securities”) after the subscription date of the Notes that are convertible into or exchangeable or exercisable for shares of common stock at a price which varies or may vary with the market price of the common stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), we shall provide written notice thereof via facsimile and overnight courier to the holders of the Notes on the date of issuance of such convertible securities or options. From and after the date we issue any such convertible securities or options with a Variable Price, the holders shall have the right, but not the obligation, in their sole discretion to substitute the Variable Price for the Conversion Price upon conversion of the Notes by designating in the Conversion Notice delivered upon any conversion of the Notes that solely for purposes of such conversion the holder is relying on the Variable Price rather than the Conversion Price then in effect. A holder’s election to rely on a Variable Price for a particular conversion of the Note shall not obligate any holder to rely on a Variable Price for any future conversions of the Note.

Reservation of Authorized Shares of Common Stock

We shall initially reserve out of our authorized and unissued common stock a number of shares of common stock for each of the Notes equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the issuance date of the Notes. So long as any of the Notes are outstanding, we shall take all action necessary to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the Notes, 130% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of common stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of common stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of common stock reserved and allocated to any person which ceases to hold any Notes shall be allocated to the remaining holders of the Notes, pro rata based on the principal amount of the Notes then held by such holders.

If at any time while any of the Notes remain outstanding we do not have a sufficient number of authorized and unreserved shares of common stock to satisfy our obligation to reserve for issuance upon conversion of the Notes at least a number of shares of common stock equal to the Required Reserve Amount, then we shall immediately take all action necessary to increase our authorized shares of common stock to an amount sufficient to allow us to reserve the Required Reserve Amount for the Notes then outstanding.

Voting Rights

The holders of the Notes shall have no voting rights as the holders of the Notes, except as required by law. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of the Notes representing at least two-thirds of the aggregate principal amount of the Notes then outstanding shall be required for any change or amendment to the Notes. No consideration shall be offered or paid to any holder of the Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes.

Participation

The holders of the Notes, shall be entitled to receive such dividends paid and distributions made to the holders of common stock to the same extent as if the holders had converted the Notes into common stock (without regard to any limitations on conversion) and had held such shares of common stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of common stock.

Listing

The Notes are not currently listed on any national securities exchange or quotation system. We do not intend to file an application for such a listing.

Transferability

The Notes may be offered, sold, assigned or transferred by the holder without our consent, subject to certain limited exceptions. If any Note is to be transferred, the holder shall surrender the Note to us, whereupon we will forthwith issue and deliver upon the order of the holder a new Note registered as the holder may request, representing the outstanding principal being transferred by the holder and, if less then the entire outstanding principal is being transferred, a new Note representing the outstanding principal not being transferred.

DESCRIPTION OF THE WARRANTS

Each Warrant, upon the circumstances described in this prospectus supplement, entitles its holder to purchase a specified number of shares of our common stock. The following is a summary of certain provisions of the Warrants and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the terms and conditions of the Warrants. A copy of the Form of Warrant will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Exercise of the Warrants

The Warrants are exercisable initially for 1,466,994 shares of our common stock at any time following the date that is six months from the date of issuance until the fifth anniversary of the date of issuance, at an initial exercise price of $4.09 per share. The Warrants may be exercised by completing and signing the appropriate form of exercise notice attached to the Warrant and mailing or delivering the exercise notice to us by the expiration date of the respective Warrant, accompanied by payment of the aggregate exercise price. Payment of the exercise price must be made in cash or wire transfer of immediately available funds to the order of the Company. Alternatively, if a registration statement covering the issuance of the shares of common stock underlying the Warrants that are the subject of an exercise notice sent by a holder is not available for the issuance of such shares of common stock, then during the time period in which such a registration statement is not available, such holder shall not be able to exercise the Warrant on a cash basis but may exercise the Warrant, in whole or in part, by means of a customary cashless exercise provision.

If we shall fail for any reason or for no reason to issue to the holder within five business days of receipt of the exercise delivery documents, a certificate for the number of shares of common stock to which a holder is entitled and register such shares of common stock on our share register or to credit a holder’s balance account with DTC for such number of shares of common stock to which a holder is entitled upon such holder’s exercise of the Warrant, then, in addition to all other remedies available to the holder, we shall pay in cash to the holder on each day after such fifth business day that the issuance of such shares of common stock is not timely effected an amount equal to 1.0% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which the holder is entitled and (B) the weighted average price of the shares of common stock on the trading day immediately preceding the last possible date which we could have issued such shares of common stock to the holder. In addition to the foregoing, if within three trading days after our receipt of the facsimile copy of an exercise notice we shall fail to issue and deliver a certificate to the holder and register such shares of Common Stock on the Company’s share register or credit the Holder’s balance account with DTC for the number of shares of common stock to which the holder is entitled, and if on or after such trading day the holder purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the holder of shares of common stock issuable upon such exercise that the holder anticipated receiving from us, then we shall, within five business days after the holder’s request and in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased (the “Buy-In Price”), at which point our obligation to deliver such certificate (and to issue such shares) shall terminate, or (ii) promptly honor our obligation to deliver to the holder a certificate or certificates representing such shares and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of common stock, times (B) the weighted average price on the date of exercise.

Limitations on Exercise

We shall not effect any exercise of the Warrants, and the holders of the Warrants shall not have the right to exercise any portion of the Warrants, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In determining the number of outstanding shares of common stock, the holder may rely on the number of outstanding shares of common stock as reflected in (x) our most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by us or (z) any other notice by us or the transfer agent setting forth the number of shares of common stock outstanding. By written notice to us, the holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to us, and (ii) any such increase or decrease will apply only to the notifying holder and not to any other holder of Warrants.

We shall not be obligated to issue any shares of common stock upon exercise of the Warrants, and the holders of the Warrants shall not have the right to receive upon exercise of the Warrants any shares of common stock, if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock which we may issue upon conversion or exercise, as applicable, of the Notes and the Warrants without breaching our obligations under the rules or regulations of the NASDAQ Global Market (the “Exchange Cap”), except that such limitation shall not apply in the event that we (A) obtain the approval of our stockholders as required by the applicable rules of the NASDAQ Global Market for issuances of common stock in excess of such amount or (B) obtains a written opinion from our outside counsel that such approval is not required, which opinion shall be reasonably satisfactory to the holders.

Reservation of Common Stock

If at any time while the Warrants remain outstanding we do not have a sufficient number of authorized and unreserved shares of common stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of shares of common stock equal to 130% (the “Required Reserve Amount”) of the number of shares of common stock as shall from time to time be necessary to effect the exercise of all of the Warrants then outstanding (an “Authorized Share Failure”), then we shall immediately take all action necessary to increase our authorized shares of common stock to an amount sufficient to allow us to reserve the Required Reserve Amount for the Warrants then outstanding.

Adjustments of Exercise Price; Anti-Dilution Protections

The Warrants contain nearly identical provisions to those included in the Notes regarding adjustments to the exercise/conversion price and anti-dilution protections. See the section entitled “Adjustments of Conversion Price; Anti-Dilution Protections” under the heading “Description of the Notes.”

Dividends and Distributions

If we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of our common stock at any time after the issuance of the Warrants, then, in each such case, the exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants will be adjusted to take into effect such dividend or distribution.

Rights upon the Issuance of Purchase Rights

If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock (the “Purchase Rights”), then the holders of the Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holders could have acquired if the holders had held the number of shares of common stock acquirable upon complete exercise of the Warrants (without taking into account any limitations or restrictions on the exercise of the Warrants) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

Fundamental Transactions

If we enter into or are a party to a fundamental transaction in which we are the successor entity, we shall deliver to the holders (i) an affirmation that the Warrants shall be a continuing obligation, and a reaffirmation of the obligations under the documents executed in connection with the offering of the Notes and the Warrants following such fundamental transaction and (ii) a confirmation that there shall be issued upon exercise of the Warrants at any time after the consummation of the fundamental transaction, (A) our common stock or such other shares of publicly traded common stock (or their equivalent), or our common stock as the successor entity or (ii) if we are not a publicly traded entity following such fundamental transaction, in lieu of the shares of the our common stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such fundamental transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holders would have been entitled to receive upon the happening of such fundamental transaction had the Warrants been exercised immediately prior to such fundamental transaction, in each case as adjusted in accordance with the provisions of the Warrants.

At any time during the period beginning on the date of the holders’ receipt of notice of a fundamental transaction and ending on the forty-fifth day (the “Automatic Exchange Date”) after the close of the fundamental transaction, a holder may require us to exchange the Warrant (a “Fundamental Transaction Exchange”), within ten business days after such request (or, if later, on the closing date of the fundamental transaction), in lieu of the shares of the common stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such fundamental transaction, for such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holder would have been entitled to receive upon the happening of such fundamental transaction had the warrant been exercised immediately prior to such fundamental transaction. If the Fundamental Transaction Exchange has not occurred prior to the Automatic Exchange Date and the holder has not delivered a Black Scholes Notice (as defined below) prior to the Automatic Exchange Date, the Fundamental Transaction Exchange automatically shall occur on the Automatic Exchange Date.

Notwithstanding the foregoing, in the event of a fundamental transaction, at the request of the holder delivered before the Automatic Exchange Date (a “Black Scholes Notice”), we (or the successor entity) shall purchase the Warrants from the holders by paying to the holders, within ten business days after such request (or, if later, on the effective date of the fundamental transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of the Warrant on the date of such fundamental transaction.

Fundamental transactions include transactions such as (i) certain consolidations or mergers, (ii) selling, assigning, transferring, conveying or otherwise disposing of all or substantially all of our properties or assets, (iii) undergoing a third-party purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of our common stock, or (iv) consummating a stock purchase agreement or other business combination whereby another person or entity acquires more than the 50% of the outstanding shares of our common stock, (v) reorganizing, recapitalizing or reclassifying our common stock or (vi) undergoing a transaction or series of transactions whereby any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding common stock.

Voting

A holder of the Warrants, solely in such person’s capacity as a holder of the Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital for any purpose, nor shall anything contained in the Warrants be construed to confer upon the holder any of the rights of our shareholders or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the holder of the shares which such person is then entitled to receive upon the due exercise of the Warrant.

Listing

The Warrants are not currently listed on any national securities exchange or quotation system. We do not intend to file an application for such a listing.

Transferability

If the Warrants are to be transferred, the holder shall surrender the Warrant to us, whereupon we will forthwith issue and deliver upon the order of the holder a new Warrant registered as the holder may request, representing the right to purchase the number of shares being transferred by the holder and, if less than the total number of shares then underlying the Warrant is being transferred, a new Warrant to the holder representing the right to purchase the number of shares not being transferred. The Warrants may be offered for sale, sold, transferred or assigned in accordance with applicable law without our consent.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences or potential consequences relating to the purchase, ownership and disposition of the Notes and Warrants and the ownership and disposition of the common stock received in connection with the Notes and Warrants. This summary is for general purposes only; it does not address all potential tax considerations, and it does not provide a complete or detailed discussion of the matters that are discussed below. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (“Code”), the treasury regulations thereunder (“Treasury Regulations”), and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or to different interpretation. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.

As used herein, a “U.S. holder” means a beneficial owner who is: (a) a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, (b) a corporation (including a non-corporate entity taxable as a corporation), formed under the laws of the United States or any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to substantial trust decisions or which has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “non-U.S. holder” means a beneficial owner other than a U.S. holder. Special rules apply to non-U.S. holders. This summary describes some, but not all, of these special rules. If a partnership is a beneficial holder of Notes and Warrants (or common stock received in connection with the Notes and Warrants), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

This summary assumes that U.S. holders hold the Notes and Warrants or common stock as capital assets within the meaning of Section 1221 of the Code. This summary also assumes that the Notes will be treated as indebtedness for U.S. federal income tax purposes. This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold Notes as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar. Finally, this summary does not describe the effect of the U.S. federal estate tax laws on U.S. holders or the effects of any applicable gift, foreign, state or local laws.

We intend to treat the Notes as indebtedness for U.S. federal income tax purposes. Such characterization is binding on us, but not on the IRS or a court. Under the U.S. federal income tax rules, each holder of a Note must also treat the Note as indebtedness unless such holder makes adequate disclosure on such holder’s U.S. federal income tax return.

THE FOLLOWING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES AND WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND

DISPOSITION OF THE NOTES AND WARRANTS AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK UNDER U.S. FEDERAL TAX LAWS AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Holders

Tax Treatment of Ownership and Disposition of Notes and Warrants and Common Stock

Tax Treatment of the Notes and Warrants

Original Issue Discount

Generally, a note, other than a note with a term of one year or less, will be treated as issued at an original issue discount (“OID”) (each note issued with OID being a “Discount Note”) if the excess of the note’s “stated redemption price at maturity” over its issue price is more than a “de minimis amount” (as defined below). Generally, the issue price of a note will be the first price at which a substantial amount of Notes included in the issue of which the note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a note is the total of all payments provided by the note that are not payments of “qualified stated interest.” A qualified stated interest payment is generally any one of a series of stated interest payments on a note that are unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note.

In general, if the excess of a note’s stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note’s stated redemption price at maturity multiplied by the number of complete years to its maturity (the “de minimis amount”), then such excess, if any, constitutes “de minimis original issue discount” and the note is not a Discount Note.

Because the interest on the Notes will not be paid to you on the Payment Dates but, instead, will be added to the principal amount of the Notes as of such dates, the Notes will be issued with OID. Further, because we intend to take the position that the issuance of a Note together with a Warrant constitutes the issuance of a single “investment unit” and that a portion of the issue price paid for such investment unit must be allocated to the Warrant, the issue price of the Note will correspondingly be decreased and this decrease will create additional OID with respect to the Notes. If the IRS successfully asserts a contrary position, then the Notes would be subject to a different amount of OID and U.S. holders would be required to include different accruals of OID in income. Our OID determinations with respect to the Notes and Warrants will be binding upon you.

Because the Notes will be issued with OID, you must generally include OID in income calculated on a constant-yield method before you receive cash attributable to such income, and generally you will have to include in income increasingly greater amounts of OID over the life of the Note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your Note for each day during the taxable year or portion of the taxable year that you hold your Note (“accrued OID”). You can determine the daily portion by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your Note and you may vary the length of each accrual period over the term of your Discount Note. However, no accrual period can be longer than one year. You can determine the amount of OID allocable to an accrual period by multiplying your Note’s “adjusted issue price”

(as defined below) at the beginning of the accrual period by your Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). You determine your Note’s “adjusted issue price” at the beginning of any accrual period by adding

•	your Note’s issue price and any accrued OID for each prior accrual period; and then

•	subtracting payments previously made on your Note that were not qualified stated interest payments.

For purposes of determining the amount of OID allocable to an accrual period, you may compute the amount of OID allocable to an initial short accrual period using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between:

•	the amount payable at the maturity of the Note; and

•	the Note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium

If you purchase your Note for an amount that is less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, but is greater than the amount of the Note’s adjusted issue price (as determined above under “Original Issue Discount”), the excess is acquisition premium. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, divided by:

•	the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note’s adjusted issue price.

Election to Treat All Interest as Original Issue Discount

You may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading “Original Issue Discount”, with the modifications described below. For purposes of this election, interest includes OID, market discount, de minimis market discount (both as discussed below under “Market Discount”) and unstated interest, as adjusted by any amortizable bond premium (described below under “Premium”) or acquisition premium (as discussed above).

In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of your Note will equal your cost, the issue date of your Note will be the date you acquired it, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note for which you make it, and you may not revoke it without the consent of the IRS. If you make this election with respect to a Note with amortizable bond premium, then you will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you hold as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or that you thereafter acquire. You may not revoke this deemed election with respect to amortizable bond premium without the consent of the IRS.

If you make the election to apply the constant-yield method with respect to a Note with “market discount” (as described below), you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments that you hold or thereafter acquire. You may not revoke the deemed election without the consent of the IRS.

Conversion

A U.S. holder of a Note generally will not recognize gain or loss on the conversion of a Note into common stock. A U.S. holder’s holding period for the common stock received upon conversion will include the period during which the Note was held by such holder, and the U.S. holder’s aggregate tax basis in the common stock received upon conversion will be equal to the holder’s adjusted tax basis in the Note at the time of conversion.

If a holder elects to convert the Notes into our common stock prior to the Maturity Date, we would be required to add to the Conversion Amount an amount representing the Present Value of Interest. As a consequence of the inclusion of the Present Value of Interest amount in the Conversion Amount, the Notes may be subject to Treasury Regulations applicable to debt instruments providing for one or more contingent payments (contingent payment debt instrument regulations). We intend to take the position that, as of the issue date, the Notes did not constitute contingent payment debt instruments, either because the likelihood of a Conversion prior to the Maturity Date was remote, because the amount of the Present Value of Interest was incidental, or because the right to the Present Value of Interest was part of the conversion features of the Notes. If the IRS were successfully to assert a contrary position, then the Notes would be subject to the contingent payment debt instrument regulations, and U.S. holders would be required to include additional accruals of OID in income. In addition, in such event, any gain on the sale, exchange, redemption, or retirement of a Note may be characterized as ordinary income. U.S. holders should consult their tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments and the tax consequences of our making any payment with respect to a conversion. The remainder of this discussion assumes that the Notes are not contingent payment debt instruments.

Present Value of Interest Payments Optional Conversion, Change of Control Redemption or a Company Change of Control Redemption

If the Notes are converted prior to the Maturity Date as a result of an optional conversion, we would be required to add to the Conversion Amount an amount representing the Present Value of Interest. Similarly, if either a Change of Control Redemption or a Company Change of Control Redemption occurs, we may be required to make a cash payment of an amount that includes the Present Value of Interest. While not free from doubt, it is likely that the Present Value of Interest adjustment will not be treated as interest income, which would be taxable to a U.S. holder as ordinary income in accordance with the holder’s method of accounting for federal income tax purposes. Instead, the receipt of the Present Value of Interest amount would likely be treated as the nontaxable receipt of additional stock in the case of an optional conversion or as the receipt of additional taxable consideration that will either increase the gain or decrease the loss on the redemption of the Notes, in the case of Change of Control Redemption or a Company Change of Control Redemption for cash (for the treatment of gain or loss on the Notes in the case of a redemption, see “Sale, Retirement, Redemption, or Other Taxable Disposition of Notes and Warrants” below).

Market Discount

If a U.S. holder purchases a Note from someone other than us for an amount that is less than the Note’s adjusted issue price (as described above), such U.S. holder will be treated as having purchased the Note at a “market discount,” unless such amount is less than 1/4 of one percent (0.25%) of the adjusted issue price multiplied by the remaining number of complete years to maturity from the date of acquisition of the Note by such U.S. holder. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. holder elects to accrue market discount on the basis of a constant interest rate.

Under the market discount rules, a U.S. holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note having market discount as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain; and

•	the market discount which has not previously been included in income and is treated as having accrued on the Note at the time of such payment of disposition.

A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all market discount debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. The tax basis of a Note will be increased by the amount of any market discount included in gross income pursuant to such an election.

In the event that a Note with accrued market discount is converted into common stock, the accrued market discount at the date of conversion will be treated as accrued market discount with respect to the common stock into which it is converted, and such accrued market discount will be treated as ordinary income on the disposition of the common stock.

Premium

If a U.S. holder purchases a Note for an amount that is greater than the principal amount of such Note, the U.S. holder will be considered to have purchased the Note with an “amortizable bond premium” equal in amount to such excess. A U.S. holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS. If a U.S. holder elects to amortize bond premium, the U.S. holder’s tax basis in the Note will be reduced by the amount of allowable amortization. If the election is not made, a U.S. holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the Note or the Note is sold or otherwise disposed of.

Exercise of a Warrant

Upon your exercise of a Warrant, you will not be required to recognize taxable gain or loss with respect to the Warrant. Your tax basis in the share of the common stock received pursuant to a Warrant exercise will be an amount equal to the exercise price. Your holding period for the share of common stock received upon exercise of the Warrant should begin on the date of exercise of the Warrant and will not include the period during which you held the Warrant.

Sale, Retirement, Redemption, or Other Taxable Disposition of Notes and Warrants

Upon the sale, retirement, redemption, or other taxable disposition of a Note or Warrant, a U.S. holder will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in exchange therefor (except to the extent attributable to accrued interest or accrued market discount that the holder has not previously recognized as income, which generally will be taxed as ordinary income ) and (2) the U.S. holder’s adjusted tax basis in the Note or Warrant. A U.S. holder’s adjusted tax basis in a Note or Warrant generally will equal the price paid for such Note or Warrant and, in the case of a Note, will be increased by the amount of OID or market discount, if any, previously included in such holder’s income, and decreased by the amount of any payments received on the Note other than amortizable bond premium previously taken into account. Generally, any such gain or loss recognized by a U.S. holder upon the sale, retirement, redemption, or other taxable disposition of a Note or Warrant will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the Note or Warrant has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitation.

Tax Treatment of Common Stock

Dividends on Common Stock

If, after a U.S. holder converts a Note into, or exercises a Warrant for, our common stock, we make a distribution in respect of that stock, the distributions will be treated as a dividend, taxable to the U.S. holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. Under present law, and effective through 2010, dividend income paid by us that is classified as “qualified dividend income,” within the meaning of the Code, would be eligible for the reduced tax rate on qualifying dividends, which is the rate applicable to long term capital gains. Individual U.S. holders would be eligible for this preferential tax treatment subject to certain limitations including satisfaction of certain holding period requirements. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as capital gain. If the holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

Constructive Dividend

The terms of the Notes and Warrants allow for changes in the conversion price of the Notes and Warrants in certain circumstances. A change in the conversion price that allows holders to receive more shares of common stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. In that case, the holders may be treated as having received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate holders for certain distributions of cash or property to our stockholders. However, not all changes in the conversion price that allow holders to receive more stock on conversion would increase the holders’ interests in us. For instance, a change in the conversion price could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure would not increase the holders’ interests. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the holders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. These deemed distributions would result in ordinary income to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient’s adjusted tax basis and then as capital gain.

Disposition of Common Stock

A U.S. holder will recognize gain or loss upon the sale, exchange, or other taxable disposition of common stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any other property received in exchange for such stock and (2) the U.S. holder’s tax basis in the common stock. Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder has held the common stock for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitation.

Information Reporting; Backup Withholding

We are required to furnish to the record holders of the Notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid or accrued on the Notes and dividends paid on the common stock.

A U.S. holder may be subject to backup withholding with respect to interest paid on the Notes, dividends paid on the common stock, and proceeds received from a disposition of the Notes, Warrants, or shares of common stock. The backup withholding rate currently in effect is 28%. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its U.S. taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	has been notified by the IRS that it has failed properly to report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

A U.S. holder may claim exemption from backup withholding by providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent. Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. holder will be entitled to credit any amounts withheld under the backup withholding rules against its actual U.S. federal income tax liability provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion is a summary of certain material U.S. federal income and estate tax consequences to non-U.S. holders resulting the purchase, ownership and disposition of the Notes and Warrants or common stock received in connection with the Notes and Warrants.

Withholding Tax on Payments of Interest on Notes

All payments of interest, including with respect to OID, on the Notes to a non-U.S. holder should qualify as “portfolio interest,” and thus be exempt from U.S. federal income and withholding tax, if the holders qualify for such exemption and certify their nonresident status as described below. The portfolio interest exception will not apply to payments on the Notes to a non-U.S. holder that:

•	owns, directly or indirectly, at least 10% of the total voting power of all our voting stock; or

•	is a “controlled foreign corporation” that is related to us.

Even if the portfolio interest exception does not apply, U.S. federal withholding tax may be reduced or eliminated under an applicable tax treaty assuming the non-U.S. holder properly certifies its entitlement to the benefit under such treaty.

The portfolio interest exception and several of the special rules for non-U.S. holders described below apply only to holders who certify their nonresident status. Non-U.S. holders can generally meet this certification requirement by providing an IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If a non-U.S. holder holds Notes through a financial institution or other agent acting on the holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to both the partners and the partnership.

Gain recognized on a sale, exchange or other disposition may be subject to U.S. federal income tax (and, in certain circumstances, to withholding tax) if we are, or were during the five-year period ending on the date of such sale, exchange or other disposition a “United States real property holding corporation” (“USRPHC”). In general, we would be (or would have been) a USRPHC if assets treated as interests in U.S. real estate comprised 50% or more of our total business and real property assets. Although there can be no assurance, we do not believe that we are (or have been) a USRPHC or that we will become one in the future. Even if we are determined to be a USRPHC, a non-U.S. holder not described in the preceding sentence will not be subject to U.S. federal income tax on any such gain or income provided that our common stock continues to be regularly traded on an established securities market and provided that such holder does not actually or constructively own more than 5% of our common stock, including any common stock that may be received as a result of the conversion of Notes and Warrants and does not own, on any date on which the holder acquires Notes and Warrants, Notes and Warrants with an aggregate value of 5% or more of the aggregate value of the outstanding common stock on such date.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes and Warrants or common stock by a non-U.S. holder assumes that the holder is not engaged in a “U.S. trade or business” for U.S. federal income tax purposes. If any interest on the Notes and Warrants, dividends on our common stock, or gain from the sale, exchange or other disposition (including the conversion of Notes and Warrants pursuant to their terms) of the Notes and Warrants or common stock is treated as “effectively connected” with a U.S. trade or business conducted by a non-U.S. holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If a non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and such holder’s country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by such holder in the U.S. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in the non-U.S. holder’s gross income, generally will be exempt from the 30% withholding tax. To claim this exemption from withholding, a non-U.S. holder must certify its qualification, which can be done by filing an IRS Form W-8ECI. If the non-U.S. holder is a foreign corporation, such holder’s income treated as effectively connected with a U.S. trade or business (after reduction for corporate income taxes paid) would generally be subject to an additional “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

Dividends on Common Stock

Dividends, if any, paid on our common stock to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the holder’s country of residence. In order to claim the benefits of a tax treaty, a non-U.S. holder must demonstrate its entitlement by certifying its nonresident status and eligibility for treaty benefits. The conversion price of the Notes and Warrants may adjust in certain circumstances. An adjustment could potentially give rise to a deemed distribution to non-U.S. holders of the Notes and Warrants. See “—U.S. Holders—Constructive Dividend” above. In that case, the deemed distribution may be subject to the rules regarding withholding of U.S. federal tax on dividends in respect of common stock.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. While the issue is not free from doubt, Notes should not be U.S. situs property as long as interest on the Notes would have qualified as portfolio interest were it received by the decedent at the time of death. Because we are a U.S. corporation, our common stock will be U.S. situs property if owned by a non-U.S. holder at the time of death, and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. estate tax purposes. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Information Reporting and Backup Withholding

Payments on the Notes, and payments of dividends on the common stock to certain non-corporate holders generally will be subject to information reporting and possibly to “backup withholding” at a rate of 28%. Information reporting and backup withholding will not apply, however, to (i) payments made on a Note if the certification described under “—Non-U.S. Holders—Withholding Tax On Payments of Interest On Notes” above is received, provided that in each case that the payor does not have actual knowledge that the holder is a U.S. holder, or (ii) to payments made on our common stock if such payments are subject to U.S. federal withholding tax at the 30% rate (or reduced treaty rate) as described above under “Non-U.S. holders—Dividends on Common Stock.”

Payment of proceeds from the sale of a Note, a Warrant, or common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the U.S. of the proceeds of the sale of a Note, a Warrant, or common stock to or through a foreign office of a “broker” (as defined in applicable Treasury Regulations) will not be subject to information reporting or backup withholding, except that, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is from a U.S. trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement dated December 4, 2006, we have engaged Deutsche Bank Securities Inc. to act as our exclusive placement agent in connection with the offering of the Notes and the Warrants under our registration statement on Form S-3, of which this prospectus supplement is a part. Under the terms of the placement agency agreement, the placement agent has agreed to be our exclusive placement agent, on a best efforts basis, in connection with the issuance and sale by us of the Notes and the Warrants in a proposed takedown from our registration statement. The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our auditors. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of the Notes or any of the Warrants, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that they will be able to raise new capital in any prospective offering.

We will enter into a securities purchase agreement directly with investors in connection with this offering, and we will only sell to investors who have entered into such securities purchase agreement. We expect to deliver the Notes and Warrants being offered pursuant to this prospectus supplement on or about December 5, 2006.

We have agreed to pay the placement agent a total placement fee equal to 7.0% of the gross proceeds of this offering and to reimburse the placement agent for all costs and expenses incurred by it in connection with this offering, including the fees, disbursements and other charges of counsel to the placement agent in an amount not to exceed $150,000. In compliance with the guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by any NASD member may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Under the terms of the placement agency agreement, we have agreed to indemnify the placement agent against some civil liabilities, including liabilities under the Securities Act of 1933, as amended, and the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

Subject to certain limited exceptions, each of our executive officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 60 days after the date of this prospectus supplement without the prior written consent of the placement agent. This consent may be given at any time without public notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 60-day restricted period, then in each case the restrictions imposed shall continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to the Company, as the case may be, unless the placement agent waives, in writing, such extension. We have entered into a similar agreement with the placement agent. There are no agreements between the placement agent and the Company or any of our directors or executive officers releasing us or them from these lock-up agreements prior to the expiration of the 60-day period.

Under the terms of the securities purchase agreement, for a period of 30 days following the date of this prospectus supplement, we may not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of our or our subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of our or our subsidiaries’ common stock or equity. In addition, until the second anniversary of the offering, we have agreed not to sell any of our securities (subject to customary exceptions) without first providing the investors with the opportunity to purchase their pro rata share of up to 30% of such subsequently offered securities. In addition, we have agreed not to issue any Notes other than to the investors and not to issue any securities while the Notes are outstanding that would result in a breach or a default under the Notes. We have also agreed not to consummate certain dilutive financings or financings with a variable price feature without obtaining stockholder approval if the ability of the holders of the Notes and Warrants to receive the benefit of the anti-dilution adjustment provisions of the Notes and Warrants would be limited without obtaining stockholder approval.

The placement agency agreement with Deutsche Bank Securities Inc. and the securities purchase agreement with the investors purchasing the Notes and the Warrants will both be included as exhibits to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

The placement agent or its affiliates may in the future provide investment banking, commercial banking and/or other services to us from time to time, for which they may in the future receive customary fees and expenses.

LEGAL MATTERS

The validity of the Notes and the Warrants offered by us in this prospectus supplement will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Lowenstein Sandler PC, New York, New York, will pass upon certain legal matters in connection with this offering for the placement agent.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement or the accompanying prospectus. Any statement contained in a document that is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement or the accompanying prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the documents listed below filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006;

•	our Current Reports on Form 8-K filed respectively on January 4, 2006, January 6, 2006, March 29, 2006, June 9, 2006, August 25, 2006, November 30, 2006, and December 5, 2006;

•	our Current Report on Form 8-K filed on June 12, 2006 (with respect to Item 1.01); and

•	the description of our common stock contained in our registration statement on Form 8-A dated April 9, 2004 (File No. 000-50677), including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished to, and not filed with, the SEC) following the date of this prospectus supplement and prior to the termination of this offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, call or write us at the following address and telephone number:

Immunicon Corporation

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

Attention: Corporate Secretary

(215) 830-0777

PROSPECTUS

$75,000,000

IMMUNICON CORPORATION

Common Stock, Preferred Stock, Debt Securities,

Warrants to Purchase Common Stock,

Warrants to Purchase Preferred Stock,

Warrants to Purchase Debt Securities,

Depositary Shares, Stock Purchase Contracts and

Stock Purchase Units

We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “IMMC.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system, or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Prospectus dated June 3, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Immunicon is a registered trademark of Immunicon Corporation. The Immunicon logo is a registered stylized trademark of Immunicon Corporation. CellSpotter, CellTracks, MagNest and CellSave are registered trademarks of Immunivest Corporation, a wholly owned subsidiary of Immunicon Corporation, and CellTracks EasyCount, EasyCount, CellTracks MagNest, CellPrep, AutoPrep and CellTracks Analyzer II are trademarks of Immunivest Corporation. The CellTracks Analyzer logo, CellTracks AutoPrep logo and CellSpotter Analyzer logo are registered stylized trademarks of Immunivest Corporation, and the CellTracks MagNest logo and CellSave Preservative Tube logo are stylized trademarks of Immunivest Corporation. CellSearch is a registered trademark of Johnson & Johnson. All other trademarks appearing in this prospectus are the property of their respective holders.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, utilizing a “shelf” registration process, relating to the common stock, preferred stock, debt securities, warrants to purchase common stock, warrants to purchase preferred stock, warrants to purchase debt securities, depositary shares, stock purchase contracts and stock purchase units described in this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $75,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the terms “Immunicon,” “registrant,” “we,” “us” and “our” refer to Immunicon Corporation, a Delaware corporation, and its consolidated subsidiaries.

WHO WE ARE

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should consider carefully the information beginning on page 2 of this prospectus under the heading “Risk Factors.”

Our business involves the development, manufacture, marketing and sale of proprietary, cell-based diagnostic and research technologies with a primary focus on the diagnosis, treatment and monitoring of cancer. Our products generally consist of kits containing reagents for use with our instruments and other system components that enable scientists, physicians and laboratories to collect, isolate, label, count and analyze circulating tumor cells, or CTCs, and other rare cells present in a patient’s blood sample. Among other partners, we collaborate with Veridex, LLC, or Veridex, a Johnson & Johnson company, on products relating to the management of metastatic breast cancer. In January 2004, Veridex received 510(k) clearance from the U.S. Food and Drug Administration to commercialize the CellSearch Epithelial Cell Kit, a product that incorporates our technologies. We have also granted Veridex a worldwide exclusive license to commercialize cell analysis products relating to cancer which incorporate our technologies. Other collaborators include Quest Diagnostics and Ortho-Clinical Diagnostics K.K., a Johnson & Johnson company. Our products have been shipped to sites in the United States, Europe and Japan.

Our principal executive offices are located at 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006. Our telephone number is (215) 830-0777. We maintain a website at http://www.immunicon.com, where general information about us is available. The information on our website is not a part of this prospectus, and the reference to our website is intended as an inactive textual reference only.

Immunicon Corporation was incorporated in the Commonwealth of Pennsylvania in August 1983 as Immunicon Corporation. In December 2000, we merged with and into Immunicon Corporation, a Delaware corporation. In April 2004, we completed an underwritten initial public offering of our common stock. Our common stock is quoted on the Nasdaq National Market, or Nasdaq, under the trading symbol “IMMC.” Our fiscal year ends on December 31.

For further information regarding us and our financial information, you should refer to our recent filings with the Commission. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS

The following is a discussion of certain significant risk factors that could potentially negatively impact our financial condition, performance and prospects. You should carefully consider the following factors in evaluating our company. Any of the following factors could materially and adversely affect our business, financial position and results of operations.

Risks Relating to our Business

We have a history of operating losses, expect to continue to incur substantial losses, and might never achieve or maintain profitability.

We are a development stage company with limited operating history. We have incurred significant net losses since we began operations in 1983. As of March 31, 2005, we had a deficit accumulated during our development stage of $98.6 million. For the 12 months ended December 31, 2004 and 2003 and the three months ended March 31, 2005, we had net losses of $27.9 million, $17.6 million and $7.1 million, respectively. These losses have resulted primarily from costs incurred in our research and development programs and from our general and administrative expenses. Because our operating expenses are likely to increase significantly in the near term, we will need to generate significant additional revenue to achieve profitability. As we do not as yet have sufficient operating revenue from the sales of our products to offset our losses, we expect our losses to continue to increase as a result of ongoing research and development and clinical trial expenses, as well as increased manufacturing, sales and marketing expenses. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. Because of the numerous risks and uncertainties associated with our product development efforts, market acceptance and uncertainties concerning the success of sales efforts by us and Veridex, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

If our relationship with Veridex is terminated, we may be unable to continue to commercialize effectively certain of our products based on our technologies in the field of cancer.

We entered into a development, license and supply agreement with Veridex, under which we granted to Veridex a worldwide exclusive license in the field of cancer to commercialize cell analysis products based on our technologies. We also appointed Veridex as our exclusive sales, invoicing and collection agent for our cell analysis instrumentation in cancer. Veridex may terminate this agreement with or without reason at any time by providing us with 24 months’ prior written notice. Veridex also may terminate this agreement if we are in material breach or are acquired by a competitor in the IVD field. In addition, while we have granted Veridex the exclusive right to market, distribute and conduct field, technical, customer service and certain manufacturing finishing operations for these products, this agreement provides that Veridex has very limited obligations to perform these functions. For example, the agreement does not require Veridex to meet any minimum levels with respect to sales, marketing personnel or other marketing expenditures. If Veridex were to terminate or fail to meet its obligations under this agreement or fail to deploy adequate resources to commercialize products under this agreement:

•	we would incur significant delays and expense in the commercialization of these products;

•	we might be unable to enter into a similar agreement with another company with similar resources to commercialize these products and perform these functions on acceptable terms, if at all; and

•	we might be unable to commercialize these products or perform these functions successfully ourselves.

Any of these outcomes could result in delays in our ability to generate revenues from the sales of these products, an increase in our expenses and a resulting adverse impact on our operations and financial results, and the value of our common stock would likely decline. If we and Veridex are able to generate product sales under our agreement, we are required to invest an amount ranging from between 8.5 and 10 percent of total net product sales by Veridex, excluding revenue from cell analysis system sales, in research and development for cancer-related cell analysis products.

If our products and Veridex’s products do not achieve market acceptance, we will be unable to generate significant revenues from them.

The future commercial success of our products and of Veridex’s products based on our technologies will depend primarily on:

•	convincing research, reference and clinical laboratories to conduct validation studies using these products and to offer these products as research tools for scientists and clinical investigators and as diagnostic products to physicians, laboratory professionals and other medical practitioners; and

•	convincing physicians, laboratory professionals and other medical practitioners to order tests for their patients involving our technologies.

To accomplish this, we and Veridex will need to convince oncologists, primary care physicians, surgeons, laboratory professionals and other members of the medical and biotechnology communities of the benefits of these products through published papers, presentations at scientific conferences and additional clinical trials. For example, at the present time we and Veridex do not have sufficient data to indicate that there may be a significant market for any of our products for monitoring of recurrence of cancer in patients. If we and Veridex are not successful in these efforts, the market acceptance for these products could be limited. Additionally, if ongoing or future clinical trials result in unfavorable or inconsistent results, these products may not achieve market acceptance. Other factors that might influence market acceptance of these products include the following:

•	evidence of clinical utility;

•	ability to obtain sufficient third-party coverage or reimbursement;

•	convenience and ease of administration;

•	availability of alternative and competing diagnostic products;

•	cost-effectiveness;

•	effectiveness of marketing, distribution and pricing strategy; and

•	publicity concerning these products or competitive products.

If these products do not gain broad market acceptance, our business will suffer.

If we or Veridex are not able to obtain all of the regulatory approvals and clearances required to commercialize our products, our business would be significantly harmed.

The products based on our technologies are generally regulated as medical devices by the FDA and comparable agencies of other countries. In particular, FDA regulations govern, among other things, the activities that we and Veridex perform, including product development, product testing, product labeling, product storage, pre-market notification clearance (or 510(k)) or pre-market approval (or PMA), manufacturing, advertising, promotion, product sales, reporting of certain product failures and distribution.

Most of the products that we plan to develop and commercialize in the United States will require either 510(k) clearance, or PMA approval from the FDA prior to marketing. The 510(k) clearance process usually takes from two to twelve months from submission, but can take longer. The PMA process is much more costly, lengthy and uncertain and generally takes from one to two years or longer from submission.

All of the products that we or Veridex intend to submit for FDA clearance or approval will be subject to substantial restrictions, including, among other things, restrictions on the indications for which we and Veridex may market these products, which could result in lower revenues. The marketing claims we and Veridex will be permitted to make in labeling or advertising regarding our cancer diagnostic products, if cleared or approved by the FDA, will be limited to those specified in any clearance or approval. We expect that initially many of these products will be limited to research use only. In addition, both we and Veridex are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA finds that we or Veridex have failed to comply with these requirements, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, including:

•	fines, injunctions and civil penalties;

•	recall or seizure of our products or Veridex’s products;

•	operating restrictions, partial suspension or total shutdown of production;

•	denial of requests for 510(k) clearances or PMAs of product candidates;

•	withdrawal of 510(k) clearances already granted;

•	disgorgement of profits; and

•	criminal prosecution.

Any of these enforcement actions could affect our ability or Veridex’s ability to commercially distribute our products in the United States and may also harm our ability to conduct the clinical trials necessary to support the marketing, clearance or approval of these products.

If the third-party manufacturers we rely on either refuse or are unable to successfully manufacture certain of our products, we may be unable to commercialize these products.

We have limited commercial manufacturing experience and capabilities. We currently assemble or perform final assembly, test and release of the CellSpotter System, the CellTracks AutoPrep System and the CellTracks Analyzer II, as well as bulk reagents and other associated products used with the CellTracks AutoPrep System, at our facility located in Huntingdon Valley, Pennsylvania. We currently have adequate manufacturing capacity, or have planned for expansion of such capacity, to meet anticipated demand for 2005 and 2006. However, in order to meet anticipated demand thereafter, we will have to expand our manufacturing processes and facilities or increase our reliance on third-party manufacturers. Under our agreement with Veridex, we might be required to establish a third manufacturing facility or qualify a contract manufacturer in the future. We might encounter difficulties in expanding our manufacturing processes and facilities or in expanding our relationships with third-party manufacturers and might be unsuccessful in overcoming these difficulties. In that event, our ability to meet product demand could be impaired or delayed.

We face additional risks inherent in operating a single manufacturing facility for those products we manufacture ourselves. We do not have alternative production plans in place or alternative facilities available at this time. If there are unforeseen shutdowns to our facility, we will be unable to satisfy customer orders on a timely basis with respect to these products. We rely currently and intend to continue to rely significantly in the future on third-party manufacturers to produce some of our products. For example, we are dependent on a small, private contract design, engineering and manufacturing company, Astro Instrumentation, LLC, or Astro, for our CellTracks AutoPrep System. If Astro loses key personnel or encounters financial or other difficulties, they may be unable to continue to manufacture this system and provide ongoing design and engineering support for commercialization and future enhancements of this system, and we may have difficulty replacing them. In addition, we currently use a third-party manufacturer for our CellSave Preservative Tube. We are dependent on these third-party manufacturers to perform their obligations in a timely and effective manner and in compliance with FDA and other regulatory requirements. If these third-party manufacturers fail to perform their obligations, our competitive position and ability to generate revenue could be adversely affected in a number of ways, including:

•	we might not be able to initiate or continue clinical trials on products that are under development;

•	we might be delayed in submitting applications for regulatory approvals and clearances for products; and

•	we might not be able to meet commercial demands for any approved or cleared products.

Any failures in manufacturing these products may also result in a breach of our agreement with Veridex.

If third-party payors do not reimburse customers for our products and Veridex’s products, they might not be used or purchased, which would adversely affect our revenues.

The majority of the sales of our products and Veridex’s products based on our technologies in the United States and other markets will depend, in large part, on the availability of adequate reimbursement to users of these products from government insurance plans, including Medicare and Medicaid in the United States, managed care organizations, private insurance plans and other third-party payors. Because these products have only recently been commercially introduced, third-party payors have no history of reimbursing for the cost of these products. Third-party payors are often reluctant to reimburse healthcare providers for the use of medical diagnostic products incorporating new technology. In addition, third-party payors are increasingly limiting reimbursement coverage for medical diagnostic products and, in many instances, are exerting pressure on medical products suppliers to reduce their prices. Consequently, third-party reimbursement might not be consistently available or adequate to cover the cost of our products. This could limit our ability or Veridex’s ability to sell these products or cause the prices of these products to be reduced, which would adversely affect our operating results.

Because each third-party payor individually approves reimbursement, obtaining these approvals is a time-consuming and costly process that will require us and Veridex to provide scientific and clinical support for the use of each of these products to each third-party payor separately with no assurance that approval will be obtained. This process could delay the market acceptance of new products and could have a negative effect on our revenues and operating results.

If we or any of our third-party manufacturers do not maintain high standards of manufacturing in accordance with Quality System Regulations, our ability to develop, and Veridex’s and our ability to commercialize, our products could be delayed or curtailed.

We and any third-party manufacturers that we currently rely on or will rely on in the future, including those we rely on to produce our CellTracks AutoPrep System and CellSave Preservative Tube, must continuously adhere to the current good manufacturing practices, or cGMP, set forth in the FDA’s Quality System Regulations, or QSR, and enforced by the FDA through its facilities inspection program. In complying with QSR, we and any of our third-party manufacturers must expend significant time, money and effort in design and development, testing, production, record-keeping and quality control to assure that our products meet applicable specifications and other regulatory requirements. The failure to comply with these specifications and other requirements could result in an FDA enforcement action, including the seizure of products and shutting down production. We or any of these third-party manufacturers also may be subject to comparable or more stringent regulations of foreign regulatory authorities. If we or any of our third-party manufacturers fail to comply with these regulations, we might be subject to regulatory action, which could delay or curtail our ability to develop, and Veridex’s and our ability to commercialize, products based on our technologies.

If we fail to obtain necessary funds for our operations, we will be unable to continue to develop and commercialize new products and technologies.

We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercialization, manufacturing, clinical trials and research and development activities. Specifically, we will need to raise additional capital to, among other things:

•	sustain commercialization with Veridex of our initial products;

•	pursue regulatory approvals and clearances;

•	expand our research and development activities;

•	acquire or license technologies;

•	fund our clinical trial activities;

•	expand our manufacturing activities; and

•	finance capital expenditures and our general and administrative expenses.

To date, we have raised capital through private equity, public equity and debt financings, license and milestone revenues from corporate collaborations, capital equipment and leasehold financing, government grants and interest earned on cash and investments. However, our present and future funding requirements will depend on many factors, including, among other things:

•	the level of research and development investment required to maintain and improve our technology position;

•	costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our need or decision to acquire or license complementary technologies or acquire complementary businesses;

•	changes in product development plans needed to address any difficulties in manufacturing or commercialization;

•	competing technological and market developments; and

•	changes in regulatory policies or laws that affect our operations.

We do not know whether additional financing will be available on commercially acceptable terms when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, develop products or technologies or otherwise respond to competitive pressures could be significantly delayed or limited, and we might need to downsize or halt our operations.

If we raise additional funds by issuing equity securities, further dilution to our stockholders could result, and new investors could have rights superior to those of our existing shareholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay or may be unable to continue to develop our products.

If the third parties we intend to contract with for clinical trials do not perform in an acceptable manner, or if we suffer setbacks in these clinical trials, our business may suffer.

We do not have the ability independently to conduct the clinical trials required to obtain regulatory clearances for our products. We intend to rely on third-party expert clinical investigators and clinical research organizations to perform these functions. If we cannot locate and enter into favorable agreements with acceptable third parties, or if these third parties do not successfully carry out their contractual obligations, meet expected deadlines or follow regulatory requirements, including clinical laboratory, manufacturing and good clinical practice guidelines, then we may be the subject of an enforcement action by the FDA or some other regulatory body, and may be unable to obtain clearances for our products or to commercialize them on a timely basis, if at all.

The completion of clinical trials of our products may be delayed by many other factors, including the rate of enrollment of patients. Neither we nor any third-party clinical investigators and clinical research organizations can control the rate of patient enrollment, and this rate might not be consistent with our expectations or sufficient to enable clinical trials of our products to be completed in a timely manner or to be completed at all. In addition, regulatory authorities might not permit us to undertake additional clinical trials for one or more of these products. If we suffer any significant delays, setbacks or negative results in, or termination of, clinical trials for our products, we may be unable to generate product sales from these products in the future.

If we lose key management or scientific personnel, scientific collaborators or other advisors, our business would suffer.

Our success depends, in large part, on the efforts and abilities of Edward L. Erickson, who is our Chairman and Chief Executive Officer, Byron D. Hewett, who is our President and Chief Operating Officer, Leon W.M.M. Terstappen, who is our Senior Vice President of Research and Development and Chief Scientific Officer, and James G. Murphy, who is our Senior Vice President of Finance and Administration and Chief Financial Officer, as well as the other members of our senior management and our scientific and technical personnel. Given that the pool of individuals with relevant experience in biotechnology and diagnostic products in particular is limited, it would be costly and time-consuming to replace any of our senior management or scientific personnel. Although we maintain key-person life insurance on Mr. Erickson and Dr. Terstappen, we do not maintain key-person life insurance on any of our other officers, employees or consultants. We also depend on our scientific collaborators and other advisors, particularly with respect to our research and development efforts. If we lose the services of one or more of our key officers, employees or consultants, or are unable to retain the services of our scientific collaborators and other advisors, our research and development and product development efforts could be delayed or curtailed.

If Veridex and the other third parties we intend to rely on to perform marketing, sales and distribution services for our products do not successfully perform these services, our business will be harmed.

We have limited marketing, sales and distribution experience and capabilities. In order to commercialize any of our products, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. We intend to rely for the foreseeable future on sales, marketing and distribution arrangements with third parties for the commercialization of our products. Specifically, we will rely on Veridex for the commercialization of the initial cancer diagnostic products based on our technologies. We may be unable to enter into sales, marketing and distribution agreements with third parties on acceptable terms, if at all. Also, the sales, marketing, and distribution efforts of these third parties might not be successful. Any sales through these third parties might be less profitable to us than direct sales.

If we decide to perform any sales, marketing and distribution functions ourselves, we might face a number of risks, including:

•	our ability to attract and build the significant and skilled marketing staff or sales force necessary to commercialize and gain market acceptance for our products;

•	the amount of time and cost of establishing a marketing staff or sales force might not be justifiable by the revenues generated by any particular product; and

•	the failure of our direct sales and marketing personnel to initiate and execute successful commercialization activities.

If the limited number of suppliers we rely on fail to supply the raw materials we use in the manufacturing of our reagent products, we might be unable to satisfy product demand, which would negatively impact our business.

Some of the raw materials used in the manufacturing of our reagent products used in several of our platforms and instruments currently are available only from a limited number of suppliers. We acquire all of these raw materials on a purchase-order basis, which means that the supplier is not required to supply us with specified quantities of these raw materials over a certain period of time or to set aside part of its inventory for our forecasted requirements. Additionally, for certain of these raw materials, we have not arranged for alternative suppliers, and it might be difficult to find alternative suppliers in a timely manner and on terms acceptable to us. Consequently, as we continue our commercialization efforts, if we do not forecast properly, or if our suppliers are unable or unwilling to supply us in sufficient quantities or on commercially acceptable terms, we might not have access to sufficient quantities of these raw materials on a timely basis and might not be able to satisfy product demand.

In addition, if any of these components and raw materials are no longer available in the marketplace, we will be forced to further develop our technologies to incorporate alternate components and to do so in compliance with QSR. If we incorporate new components or raw materials into our products we might need to seek and obtain additional approvals or clearances from the FDA or foreign regulatory agencies, which could delay the commercialization of these products.

If our competitors develop and market technologies or research and diagnostic products faster than we or Veridex do or if those products are more effective than our products, our commercial opportunities will be reduced or eliminated.

The extent to which any of our technologies and products achieve market acceptance will depend on many competitive factors, many of which are beyond our control. Competition in the pharmaceutical and biotechnology industries, and the medical devices and diagnostic products segments in particular, is intense and has been accentuated by the rapid pace of technological development. Our competitors include large diagnostics and life sciences companies. Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do. Some of them also have more experience than we do in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These organizations also compete with us to:

•	pursue acquisitions, joint ventures or other collaborations;

•	license proprietary technologies that are competitive with our technologies;

•	attract funding; and

•	attract and hire scientific talent.

If we or Veridex cannot successfully compete with new or existing products or technologies, sales of our products will suffer and we may never achieve profitability. Because of their greater experience with commercializing their technologies and larger research and development capabilities, our competitors might succeed in developing and commercializing technologies or products earlier and obtaining regulatory approvals and clearances from the FDA more rapidly than Veridex or us. Our competitors also might develop more effective technologies or products that are more predictive, more highly automated or more cost-effective, which may render our technologies or products obsolete or non-competitive.

If we experience delays in the development of new products or delays in planned improvements to our products, our commercial opportunities will be reduced.

To improve our competitive position, we believe that we will need to develop new products as well as improve our existing instruments, reagents and ancillary products. Improvements in automation and throughput (the number of tests that can be performed in a specified period of time) of our products will be important to the competitive position of our products as we market to a broader, perhaps less technically proficient, group of customers. Our ability to develop new products and make improvements in our products may face difficult technological challenges leading to development delays. For example, we had experienced delays in connection with the development of our CellTracks Analyzer cell analysis instrument for use in cancer diagnostic testing. These delays were the result of technical problems associated with reliability of the system to detect cancer cells. In response, we are planning to introduce a second-generation instrument, the CellTracks Analyzer II, which, among other improvements over our current CellSpotter Analyzer, implements enhancements such as the automation of data acquisition and enhanced detection of CTCs and other types of cells. We are also continuing to develop our analyzer platforms further because we believe that some of the planned features, such as the ability to quantify cellular markers using ASRs, may be required to address future potential research and clinical applications and to remain competitive. If we are unable successfully to complete development of new products or if we are unable successfully to complete the planned enhancements to our products, in each case without significant delays, our future competitive position may be adversely affected.

If product liability lawsuits are successfully brought against us, we might incur substantial liabilities and could be required to limit the commercialization of our products.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing, marketing and sale of diagnostic products. We might be unable to avoid product liability claims. Product liability insurance generally is expensive for our industry. If we are unable to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our products. A successful product liability claim brought against us in excess of any insurance coverage we have at that time could cause us to incur substantial liabilities and our business to fail.

If we use biological and hazardous materials in a manner that causes injury, we could be liable for damages.

Our research and development activities sometimes involve the controlled use of potentially harmful biological materials, hazardous materials and chemicals. We cannot completely eliminate the risk of accidental contamination or injury to third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject on an ongoing basis to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations might be significant and could negatively affect our profitability.

If we are unable to manage growth in connection with our transition from an early-stage development company to a company that commercializes research and diagnostic products, our operations will suffer.

We will need to add a significant number of new personnel and expand our capabilities in order successfully to pursue our commercialization strategy for our initial IVD products as well as our research and development efforts. Certain aspects of our operations must be scaled up, for example, to increase the batch sizes of antibodies and other bulk components that we will need to provide for use in the test kits manufactured by Veridex and the number of instrument systems we can manufacture per quarter. Organizational growth and scale-up of operations could strain our existing managerial, operational, financial and other resources. If we fail to manage this growth effectively, we may not be able to achieve our research and development and commercialization goals.

Risks Relating to our Intellectual Property

If we are unable to protect our proprietary rights, we may not be able to compete effectively.

We have obtained patents in the United States and in foreign countries relating to many of the technologies that are the basis of our products, such as the basic technologies relating to the separation and isolation of cells for the detection of cancer and the various aspects of the reagents, methods and instrument platforms that we are commercializing or plan to commercialize. In addition, we maintain trade secrets, especially where we believe patent protection is not appropriate or obtainable, on various aspects of our technologies and that we do not wish to become publicly known. However, obtaining, defending and enforcing our patents and other intellectual property rights involve complex legal and factual questions. For example, many of our key patents relating to our basic technologies for the separation and isolation of cells for the detection of cancer contain claims covering our processes for manufacturing and using our magnetic separation particles, or ferrofluids. If a competitor were to practice or use these processes without our knowledge or consent, these patents may be particularly difficult to defend or enforce because it may not be apparent from examination of the competitor’s products that the competitor is using our patented processes. In particular, if we were not able successfully to defend or enforce our patents that cover our ferrofluids, which are utilized as a key component of our CellTracks AutoPrep System, competitors could more easily produce systems that might be able to perform separation of CTCs from blood samples in a manner substantially equivalent to our CellTracks AutoPrep System without compensating us, resulting in substantial damage to our business.

Because the issuance of a patent is not conclusive of its validity or enforceability and can be challenged, we do not know how much protection, if any, our patents will provide to us if we attempt to enforce them or if others challenge their validity or enforceability in court. For example, if our patents relating to the separation of CTCs from blood samples were challenged and invalidated, we would not be able to prevent others from utilizing these key aspects of our technologies, which would substantially harm our business. Moreover, our patent applications may not result in issued patents, and even if issued, our patents may not contain claims that are sufficiently broad to prevent others from practicing our technologies or developing competing products. Accordingly, we cannot assure you that we will be able to obtain, defend or enforce our patent rights covering our technologies in the United States or in foreign countries. In addition, if others discover or misappropriate the technologies that we have chosen to maintain as trade secrets, we may not be able to effectively maintain our technologies as unpatented trade secrets. Although we have taken measures to protect our unpatented trade secrets and other non-public information such as know-how, including the use of confidentiality and invention assignment agreements with our employees, consultants and some of our contractors, it is possible that these persons may unintentionally or willingly breach the agreements or that our competitors may independently develop or otherwise discover our trade secrets and know-how.

A challenge to one or more of our pending patent applications, or issued patents, may result in limiting the coverage of our patents so that a competitor can effectively avoid our patent claims. In addition, competitors may avoid our patents by using technologies that perform in substantially the same manner as our technologies, but avoid infringing our patent claims. For example, if a competitor were to use a cell separation technology that performs as well, or nearly as well, as our patented ferrofluids, the competitor may be able to market products that may be functionally equivalent and perform as well or nearly as well as our products, thereby diminishing the competitive advantage afforded by our issued patents.

Although we may initiate litigation to stop the infringement of our patent claims or to attempt to force an unauthorized user of our patented inventions or trade secrets to compensate us for the infringement or unauthorized use, patent and trade secret litigation is complex and often difficult and expensive, and would consume the time of our management and other significant resources. If the outcome of litigation is adverse to us, third parties may be able to use our technologies without payments to us. Moreover, some of our competitors may be better able to sustain the costs of litigation because they have substantially greater resources. Because of these factors relating to litigation, we may be unable effectively to prevent misappropriation of our patent and other proprietary rights.

If the use of our technologies conflicts with the intellectual property rights of third-parties, we may incur substantial liabilities and we may be unable to commercialize products based on these technologies in a profitable manner, if at all.

Our competitors or others may have or acquire patent rights that they could enforce against us. If they do so, we may be required to alter our technologies, pay licensing fees or cease activities. If our technologies conflict with patent rights of others, third parties could bring legal action against us or our licensees, suppliers, customers or collaborators, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we might have to obtain a license in order to continue to manufacture or market the affected products. A required license under the related patent may not be available on acceptable terms, if at all.

We may be unaware of issued patents that our technologies infringe. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, that may later result in issued patents upon which our technologies may infringe. There could also be existing patents of which we are unaware upon which our technologies may infringe. In addition, if third parties file patent applications or obtain patents claiming technology also claimed by us in pending applications, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention. If third parties file oppositions in foreign countries, we may also have to participate in opposition proceedings in foreign tribunals to defend the patentability of the filed foreign patent applications. We may also have to participate in interference proceedings involving our issued patents or our pending applications.

If a third party claims that we infringe upon its proprietary rights, any of the following may occur:

•	we may become involved in time-consuming and expensive litigation, even if the claim is without merit;

•	we may become liable for substantial damages for past infringement if a court decides that our technologies infringe upon a competitor’s patent;

•	a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms, if at all, or which may require us to pay substantial royalties or grant cross licenses to our patents; and

•	we may have to redesign our product so that it does not infringe upon others’ patent rights, which may not be possible or could require substantial funds or time.

If any of these events occurs, our business will suffer and the market price of our common stock will likely decline.

Our rights to use technologies licensed to us by third parties are not within our control, and we may not be able to implement our products without these technologies.

We have licensed patents and other rights that are necessary to commercialize our products. Our business will significantly suffer if these licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties or if the licensed patents or other rights are found to be invalid.

We have exclusively in-licensed significant intellectual property, including patents and know-how, related to our cell analysis instrumentation and cell isolation and enrichment products. In April 1997 we entered into a license agreement with University of Twente, or Twente, under which we were granted exclusive rights to technology developed at Twente relating to optical analysis of particles similar to cells and cell particles. This technology and the underlying patents and know-how contribute significantly to our cell analysis platforms. This agreement will terminate upon the later of April 2007 or the expiration date of the last to expire of the patents licensed under this agreement. In addition, Twente may unilaterally terminate this agreement if we are in material breach or if we become bankrupt or insolvent. Twente also may unilaterally terminate the license granted under this agreement if we do not maintain sufficient general and product liability insurance coverage once we have begun clinical trials and commercialization of our products. In addition, in September 1999, we entered into a license agreement with the University of Texas, or Texas, under which we were granted exclusive rights to technology, including patents and know-how, which we developed in collaboration with Texas, relating to the isolation, enrichment and characterization of circulating epithelial cells. Epithelial cells are cells that cover external and internal body surfaces and give rise to the majority of solid tumors. This technology and the underlying patents and know-how contribute significantly to our cell analysis products in the field of cancer diagnostics. We are responsible for making royalty payments of one percent of our sales of reagents incorporating the intellectual property licensed to us under this agreement. This agreement terminates when all of Texas’s rights to the licensed technologies expire. In addition, Texas also may unilaterally terminate this agreement if we are in material breach or become bankrupt or insolvent. Texas also may unilaterally terminate the license granted under this agreement, or the exclusivity of such license, in any national political jurisdiction if we fail to provide written evidence satisfactory to Texas, within 90 days of receiving written notice from Texas that it intends to terminate this license, that we or our sublicensees have commercialized or are actively attempting to commercialize a licensed invention in these jurisdictions. In addition, in July 2002, we entered into a license agreement with Streck Laboratories, Inc., or Streck. Under this agreement, Streck granted to us a non-exclusive, worldwide, royalty-bearing license to practice certain of Streck’s cell preservative technology, including patents and know-how, for the research, development, manufacture and sale of our CellSave Preservative Tube to test for the presence of epithelial cells or CTCs in a sample of fluid from a patient. This agreement will terminate upon the expiration date of the last to expire of the patents licensed under this agreement. In addition, either party also may terminate this agreement if the other party is in material breach or becomes involved in financial difficulties, including bankruptcy and insolvency.

If we violate the terms of our licenses, or otherwise lose our rights to these patents or patent applications, we may be unable to continue development of our products. Our licensors or others may dispute the scope of our rights under any of these licenses. Additionally, the licensors under these licenses might breach the terms of their respective agreements or fail to prevent infringement of the licensed patents by third parties. Loss of any of these licenses for any reason could materially harm our financial condition and operating results.

If we cannot obtain additional licenses to intellectual property owned by third parties that we desire to incorporate into new products we plan to develop, we may not be able to develop or commercialize these future products.

We are developing products designed to identify and characterize additional types of cells other than CTCs and epithelial cells, such as endothelial cells. We also plan to develop cell profile products using reagents that are fluorescently tagged antibodies designed to characterize target cells, which are classified by the FDA as analyte specific reagents, or ASRs. ASRs can be used in research as an aid in evaluating new therapies in clinical trials, and we plan to develop a family of ASRs for profiling of each rare cell type of interest. However, many, if not all, of the target-specific and other reagents, including antibodies, that we ultimately may use in the development and commercialization of these future cell profile products and in our future products for identifying additional types of cells may be protected by patent and other intellectual property rights owned by third parties. If we are unable to obtain rights to use this third party intellectual property under commercially reasonable terms, or at all, we may be unable to develop these products, and this could harm our ability to expand our commercial products offerings and to generate additional revenue from these products.

Risks Relating to our Common Stock

The market price of our common stock may be highly volatile.

We cannot assure you that an active trading market for our common stock will exist at any time. Holders of our common stock may not be able to sell shares quickly or at the market price if trading in our common stock is not active. Since initial trading of our stock began in April 2004 through February 28, 2005, our average daily trading volume has been 117,624 shares. Substantially all of the 23.2 million shares outstanding are eligible for sale in the public market. The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	actual or anticipated results of our clinical trials;

•	actual or anticipated regulatory approvals of our products or of competing products;

•	changes in laws or regulations applicable to our products;

•	changes in the expected or actual timing of our development programs;

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations by us, our collaborators or our competitors;

•	new products or services introduced or announced by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	conditions or trends in the biotechnology and pharmaceutical industries;

•	changes in the market valuations of similar companies;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	the loss of a collaborator, including Veridex;

•	developments concerning our collaborations;

•	trading volume of our common stock; and

•	sales of our common stock by us or our stockholders.

In addition, the stock market in general, the Nasdaq and the market for technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources.

The future sale of our common stock and the exercise of outstanding options and warrants could negatively affect our stock price and cause dilution.

As of March 31, 2005, options to purchase 3,044,562 shares of our common stock and warrants to purchase 42,169 shares of our common stock were outstanding. As of March 31, 2005, an aggregate of 160,000 shares had been granted subject to restricted stock grants under our Amended and Restated Equity Compensation Plan, all of which remain outstanding but subject to restrictions under our Amended and Restated Equity Compensation Plan. A total of 1,253,425 of the outstanding options and warrants are “in the money” and exercisable as of March 31, 2005. “In the money” means that the current market price of the common stock is above the exercise price of the shares subject to the warrant or option. The issuance of common stock upon the exercise of these options and warrants could adversely affect the market price of the common stock or result in substantial dilution to our existing stockholders.

If the price and volume of our common stock experience fluctuations, this could lead to costly litigation for us.

Because we have a limited operating history and operate within the medical devices and diagnostic products segments of the pharmaceutical and biotechnology industries, our stock price is likely to be volatile. The market price of our common stock may fluctuate substantially due to a variety of factors, including:

•	results of our clinical trials related to developing multiple indications for our cancer diagnostic products, such as those related to colorectal, lung or other solid tissue cancers, or expanding the applications of our technologies to fields of medicine other than cancer, such as cardiovascular and infectious diseases;

•	changes in reimbursement policies concerning the diagnostic products that we or our competitors offer;

•	media reports and publications and announcements about cancer or diagnostic products or new cancer treatments or innovations that could compete with our products;

•	announcements concerning our competitors or the medical devices and diagnostic products segments in general;

•	new regulatory pronouncements, changes in regulatory guidelines, such as adverse changes in reimbursement for cancer diagnostic products, and timing of regulatory approvals concerning the products in our pipeline;

•	market conditions or trends related to the medical diagnostics and biotechnology industries or the market in general;

•	additions to or departures of our key personnel, in particular, the loss of Edward L. Erickson, our Chief Executive Officer, Byron D. Hewett, our Chief Operating Officer, Leon W.M.M. Terstappen, our Chief Scientific Officer, and James G. Murphy, our Chief Financial Officer;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	changes in financial estimates or recommendations by securities analysts;

•	variations in our quarterly financial and operating results; and

•	changes in accounting principles.

The market prices of the securities of biotechnology and diagnostic companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. Moreover, market prices for stocks of biotechnology-related companies, particularly following an IPO, frequently reach levels that bear no relationship to the operating performance of these companies. These market prices generally are not sustainable and are highly volatile. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our ability to grow our business.

Anti-takeover provisions in our restated certificate of incorporation, as amended, or certificate of incorporation, and bylaws and under Delaware law could inhibit a change in control or a change in management that holders of our common stock consider favorable.

Provisions in our certificate of incorporation and bylaws could delay or prevent a change of control or change in management that would provide holders of our common stock with a premium to the market price of our common stock. These provisions include those:

•	authorizing the issuance, without further approval, of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	limiting the ability to remove directors;

•	limiting the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law, limits business combination transactions with 15 percent stockholders that have not been approved by our board of directors. These provisions and others could make it difficult for a third party to acquire us, or for members of our board of directors to be replaced, even if doing so would be beneficial to our stockholders. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace the current management team. If a change of control or change in management is delayed or prevented, holders of our common stock may lose an opportunity to realize a premium on their shares of common stock or the market price of our common stock could decline.

We do not expect to pay dividends in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Certain of our existing credit agreements prohibit the payment of cash dividends without lender consent. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, or that will be incorporated herein by reference, constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements include management’s expectations regarding future financial performance, industry trends, levels of competition, business and sales activities, research, product development, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions by management, we can give no assurance that our expectations will be achieved. Our actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond our control. These factors include, but are not limited to, risks associated with our dependence on Veridex; our capital and financing needs; research and development and clinical trial expenditures; commercialization of our product candidates; our ability to use licensed products and to obtain new licenses from third parties; our ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to our customers for our products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under our agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to our products; effectiveness of our products compared to competitors’ products; protection of our intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against us; labor, contract or technical difficulties; competitive pressures in our industry; other risks and uncertainties discussed under the section titled “Risk Factors”; and other risks and uncertainties, as may be detailed from time to time in our public announcements and filings with the Commission.

We do not intend to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements other than as required under the federal securities laws.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

Fiscal Year
	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges(1)

(1)	Earnings were not sufficient to cover fixed charges by amounts equal to the net loss of $27,933,000, $17,643,000, $18,321,000, $12,042,000 and $6,954,000 for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively. For this reason no ratios are provided for these periods.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from any sale of the securities that we may sell by this prospectus and any accompanying prospectus supplement for working capital and other corporate purposes, which may include the acquisition of businesses, products, product rights or technologies. In addition, we may use any proceeds to pay existing contractual obligations and to repay indebtedness. Investors will be relying on the judgment of our management regarding the application of the proceeds from any sale of the securities.

THE SECURITIES WE MAY OFFER

We may from time to time offer under this prospectus, separately or together:

•	common stock;

•	preferred stock;

•	unsecured senior or subordinated debt securities;

•	warrants to purchase common stock;

•	warrants to purchase preferred stock;

•	warrants to purchase debt securities;

•	depositary shares;

•	stock purchase contracts to purchase common stock; and

•	stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder’s obligation to purchase common stock under the stock purchase contract, either our debt securities or U.S. Treasury securities.

The aggregate initial offering price of the offered securities will not exceed $75,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2005, 23,248,994 shares of common stock were outstanding and 3,766,667 shares were reserved for issuance upon the exercise of outstanding options and warrants.

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities, but it is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and our bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, any certificate of designation that we may file with the Commission for a series of preferred stock we may designate, if any.

We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Description of Common Stock

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of any outstanding preferred stock may be entitled, holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. In the event of liquidation, dissolution or winding up of us, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

The transfer agent and registrar for our common stock is StockTrans, Inc., whose address is 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, and whose phone number is (610) 649-7300.

Description of Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of ten million shares of preferred stock in one or more series. Each series of preferred stock will have the rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors determines. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Warrants

As of March 31, 2005, warrants to purchase 42,169 shares of common stock were outstanding. These warrants have a weighted average exercise price of $5.22 per share and expire between January 2011 and January 2014.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our bylaws and certificate of incorporation eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting and require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. The authorization of undesignated preferred stock makes it possible for our board of directors, without obtaining further stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. Prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates, and other limitations on the ability to remove directors, such as the prohibition on removal of directors without cause, may make it more difficult for our directors to be removed. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

•	prior to the business combination, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding:

•	shares owned by persons who are directors and also officers; and

•	shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time the stockholder became an interested stockholder, the business combination is:

•	approved by our board of directors; and

•	authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of our outstanding voting stock that is not owned by the interested stockholder.

In general, the Delaware General Corporation Law defines an interested stockholder to be an entity or person that beneficially owns 15 percent or more of the outstanding voting stock of the corporation or any entity or person that is an affiliate or associate of such entity or person. The Delaware General Corporation Law generally defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10 percent or more of the assets of the corporation or its majority-owned subsidiary that involves the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

The following description of our debt securities sets forth the general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to any offered debt securities, will be described in the applicable prospectus supplement. We will issue senior debt securities under an indenture between us and a trustee. This prospectus refers to this indenture as the “senior indenture.” We will issue subordinated debt securities under an indenture between us and a trustee. This prospectus refers to this indenture as the “subordinated indenture.” The senior indenture and the subordinated indenture are sometimes referred to collectively as the “indentures” and each individually as an “indenture.” The indentures will be subject to, and governed by, the Trust Indenture Act of 1939.

The following description of certain provisions of the forms of indentures does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the indentures. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

The indentures will not limit the aggregate principal amount of the debt securities which we may issue and will provide that we may issue the debt securities from time to time in one or more series. The indentures will not limit the amount of our other indebtedness or the debt securities which we or our subsidiaries may issue.

Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all of our senior indebtedness as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

We have granted security interests in substantially all of our assets, including equipment, inventory, accounts, receivables, cash and cash equivalents, and general intangibles (excluding intellectual property) to secure our debt. As a result, debt securities and the guarantees will be effectively subordinated to the secured debt to the extent of the value of the assets that secure that debt. As of March 31, 2005, we had approximately $5,801,000 of secured debt outstanding.

The applicable prospectus supplement will describe the terms of the debt securities offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

•	the date or dates on which interest, if any, on the debt securities will be payable;

•	the place or places where payments will be payable;

•	whether any of the debt securities will be redeemable at our option, whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of any holder, and the terms of the option or obligation;

•	if other than denominations of $1,000 and multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	if other than the entire principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than United States dollars, the currency of payment of the principal of, any premium or interest on or any additional amounts with respect to any of the debt securities;

•	whether the debt securities will be issued in global form and, if so, who the depositary will be;

•	classification as senior or subordinated debt securities;

•	in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of ours in right of payment, whether the other indebtedness is outstanding or not;

•	whether the debt securities are subject to defeasance; and

•	any other specific terms of the debt securities, including any additional events of default or covenants.

The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

Unless otherwise provided in the applicable prospectus supplement, payment of the interest on any debt securities on an interest payment date will be made to the person in whose name the debt securities are registered at the close of business on the regular record date for the interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise provided in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise provided in the applicable prospectus supplement, the corporate trust office of the trustee will be required to have an office in New York and will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holders of the debt securities may then look only to us for payment.

Form, Exchange and Transfer

The debt securities will be issued only in fully registered form, without coupons, and, unless otherwise provided in the applicable prospectus supplement, in minimum denominations of $1,000 and any multiple of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants.

At the option of the holder and unless otherwise provided in the applicable prospectus supplement, the debt securities may be exchanged for other debt securities of the same series in any authorized denominations, and of a like aggregate principal amount and the debt securities may be presented for exchange or for registration of transfer at the office of any transfer agent designated by us. The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities.

If the debt securities of any series are to be redeemed in part, we will not be required to:

•	issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of the debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or other securities, property or cash, or a combination of any of the foregoing, will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the securities, property or cash to be received by the holders of the debt securities would be subject to adjustment as described in the applicable prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series.

The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered holder of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form and will not be considered the owners or holders of the debt securities represented by the global security for any purpose under the debt securities or the applicable indenture.

Principal of, and any premium and interest on, a global security will be made to the depositary. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests of the global security for the debt securities, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

We expect that the depositary for a series of the debt securities, upon receipt of any payment with respect to the debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

The indentures will provide that each global security authenticated will be registered in the name of the depositary and delivered to the depositary or its nominee or custodian, and each global security will constitute a single debt security. The indentures will also provide that no global security may be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary or its nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as required;

•	there will have occurred and be continuing an event of default with respect to the debt securities of a series represented by the global security; or

•	there will exist the circumstances described in certain provisions of the applicable indenture.

Subject to the foregoing, all debt securities issued in exchange for a global security or any portion thereof will be registered in the names as the depositary for the global security will direct.

Consolidation, Merger, Conveyance, Transfer or Lease

The indentures will provide that we may not consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, and we may not permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

•	the person is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and will expressly assume all of our obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

Each of the following events will constitute an event of default under the applicable indenture with respect to any series of debt securities issued:

•	default in the payment of any interest on any debt security of that series when it becomes due, and the default continues for a period of 30 days;

•	default in the payment of the principal of or any premium on any debt security of that series when due;

•	default in the deposit of any sinking fund payment, when due in respect of any debt security of that series;

•	default in the performance of any covenant contained in the applicable indenture for the benefit of that series of the debt securities, and the default continues for a period of 90 days after written notice has been given as provided in the indenture;

•	a default under any bond, debenture, note or other evidence of our indebtedness of at least $10,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness for money borrowed having an aggregate principal amount outstanding of at least $10,000,000, whether the indebtedness now exists or will hereafter be created, which default will have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without the indebtedness having been discharged, or the acceleration having been rescinded or annulled, within a period of 10 days after there has been given written notice as provided in the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided in or pursuant to the applicable indenture with respect to the debt securities of that series.

If an event of default with respect to the debt securities of any series, other than certain events of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, then the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) will automatically become immediately due and payable, and without any other action on the part of the trustee or any holder.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any event of default with respect to the debt securities of that series and rescind a declaration of acceleration of payment if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied.

If an event of default with respect to the debt securities of any series occurs and is continuing, the trustee may proceed to protect and enforce its rights and the rights of the holders of the debt securities of that series by the appropriate judicial proceedings, whether to enforce any covenant or agreement in the applicable indenture, to help in the exercise of any power granted by the indenture, or to enforce any other proper remedy.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. However, the direction by the holders must not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with the direction.

We will be required to deliver to the trustee annually a statement by certain of our officers as to whether or not, to their knowledge, we are in default in the performance of any of the terms, provisions and conditions of the applicable indenture and, if we are in default, specifying those defaults.

Supplemental Indentures and Waivers

We and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected, may enter into a supplemental indenture to add, change or modify the applicable indenture or the rights of the holders of the debt securities of that series; provided, however, no supplemental indenture will, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of any debt securities;

•	reduce the principal amount of or the rate of interest on the debt security or any premium payable upon the redemption of any debt securities;

•	reduce the amount of the principal of an original issue discount security or any other debt security payable upon acceleration of its maturity;

•	change any place of payment where, or currency in which, any debt security or any premium or interest on any debt security is payable;

•	impair the right to enforce any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	modify the provisions of the applicable indenture with respect to the subordination of the debt securities in a manner adverse to the holders of that debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or for any waiver of compliance with certain provisions of the applicable indenture or for certain defaults;

•	modify our covenants under the applicable indenture; or

•	modify any of the above provisions.

We and the trustee, without the consent of any holders of a series of debt securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to provide for our successor and the assumption by our successor of our covenants under the applicable indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power herein conferred upon us;

•	to add any additional events of default for the benefit of the holders of all or any series of debt securities;

•	to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add, change or eliminate any provisions of the applicable indenture in respect to one or more series of debt securities, provided that the addition, change or elimination (i) will not apply to any outstanding debt security or (ii) will become effective only when there is no debt security outstanding of series created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of that series as provided in the applicable indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of this indenture as will be necessary to provide for or facilitate the administration of the trusts by more than one trustee, pursuant to the requirements of the applicable indenture.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive compliance with certain restrictive covenants.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default under the applicable indenture, except a default in the payment of the principal of or any premium or interest and some covenants or provisions of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Subordination of the Subordinated Debt Securities

The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, dissolution or other winding up, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

•	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

and in any like event, the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of our senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

By reason of such subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of other obligations of ours that are not subordinated to our senior indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Subject to the payment in full of all of our senior indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities of ours applicable to the senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

•	if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist; or

•	if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture will not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute senior indebtedness under the subordinated indenture.

The term “senior indebtedness” means all indebtedness of ours outstanding at any time, except:

•	the subordinated debt securities;

•	indebtedness as to which, by the terms of the instrument creating or evidencing the same, is subordinated to or ranks equally with the subordinated debt securities;

•	indebtedness of ours to an affiliate of ours;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

•	trade accounts payable.

The senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

The subordinated indenture will provide that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state.

Information Concerning the Trustee

We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its respective affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

Under each indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK

AND PREFERRED STOCK WE MAY OFFER

The following statements with respect to the common stock warrants and the preferred stock warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue of either or both of the common stock or preferred stock warrants. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Common Stock Warrant Agreement or the Preferred Stock Warrant Agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

General

The common stock warrants and preferred stock warrants, evidenced by stock warrant certificates, may be issued under a stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including:

•	the offering price, if any;

•	the designation and terms of the common or preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants will commence and expire;

•	a discussion of certain United States Federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	any antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The shares of common or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

Stock warrants may be exercised by surrendering the stock warrant certificate to the stock warrant agent with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon receipt of the certificates, the stock warrant agent will requisition from the transfer agent for the common stock for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES WE MAY OFFER

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the debt warrant agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

General

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and expire;

•	a discussion of certain United States Federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	any antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate to the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed, and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

The following statements with respect to depositary shares are summaries of, and subject to, the detailed provisions of a depositary share agreement to be entered into by us and a depositary to be selected at the time of issue. The depositary share agreement may include or incorporate by reference standard provisions substantially in the form of the depositary share agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

We may, at our option, offer fractional shares of our preferred stock, rather than whole shares of our preferred stock. In the event we do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to an offering of the depositary shares) of a share of the related series of preferred stock.

The shares of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary, or bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock, represented by the depositary share to all of the rights and preferences of the preferred stock represented by the depositary shares (including dividend, voting, redemption, conversion and liquidation rights).

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

WE MAY OFFER

The following statements with respect to stock purchase contracts and stock purchase units are summaries of, and subject to, the detailed provisions of a stock purchase contract agreement or stock purchase unit agreement to be entered into by us and a stock purchase contract agent or stock purchase unit agent to be selected at the time of issue. The stock purchase contract agreement or stock purchase unit agreement may include or incorporate by reference standard provisions substantially in the form of the stock purchase contract agreement or stock purchase unit agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contract agreement. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be issued separately or as a part of stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares of common stock, preferred stock or depositary shares under the stock purchase contracts, either our senior or subordinated debt securities or the debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contract agreements may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contract agreements may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract agreement.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the stock purchase contract agreement pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to purchasers; or

•	through remarketing firms.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are listed on the Nasdaq, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business. Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

VALIDITY OF SECURITIES

The validity of any securities offered by us in the applicable prospectus supplement will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. The validity of any securities offered in the applicable prospectus supplement will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy our reports, documents and other information at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public from the Commission’s web site at www.sec.gov and we maintain a website at http://www.immunicon.com, where general information about us is available. We are not incorporating the contents of the Commission’s website or our website into this prospectus and the references to these websites are intended as inactive textual references only.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the documents listed below and any future documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished to, and not filed with, the Commission) prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Current Report on Form 8-K filed on April 15, 2005;

•	Our Current Report on Form 8-K filed on April 25, 2005; and

•	The description of our common stock contained in our registration statement on Form 8-A dated April 9, 2004 (File No. 000-50677), including any amendments or reports filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, call or write us at the following address and telephone number:

Immunicon Corporation

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

Attention: Corporate Secretary

(215) 830-0777

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the related registration statement. We have not authorized anyone to provide information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, the Notes and the Warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the related registration statement is accurate only as of the date of this prospectus supplement, the accompanying prospectus and the related registration statement, regardless of the time of delivery or of any sale of the Notes and the Warrants.

$30,000,000 Subordinated Convertible Notes

Warrants to Purchase 1,466,994

Shares of Common Stock

Deutsche Bank Securities

Prospectus Supplement

December 5, 2006